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Exhibit 10.1

DATED 29 DECEMBER 2014

KULICKE & SOFFA HOLDINGS B.V.
as the Purchaser
and
ASSEMBLÉON HOLDING B.V.
as the Seller

SHARE SALE AND PURCHASE
AGREEMENT

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Clause		Headings	Page

18.	GENERAL PROVISIONS		28
	18.1.	Further assurance	28
	18.2.	Notices	28
	18.3.	Expenses	29
	18.4.	Entire agreement	29
	18.5.	Amendment	29
	18.6.	Assignment	29
	18.7.	Partial invalidity	29
	18.8.	No rescission	29
	18.9.	No remedy	30
	18.10.	No waiver	30
	18.11.	Payments	30
	18.12.	Third party rights	30
	18.13.	Counterparts	30
	18.14.	Governing law	30
	18.15.	Jurisdiction	30

SCHEDULE 1 (TAX MATTERS)

SCHEDULE 3.3 (ESCROW AGREEMENT)

SCHEDULE 4.3.1 (PERMITTED BUSINESS PAYABLES)

SCHEDULE 7.2 (SELLER SECURITY RIGHTS)

SCHEDULE 8.1 (TRANSFER AND SETTLEMENT AGREEMENT)

SCHEDULE 9.2 (COMPLETION EVENTS)

SCHEDULE 9.3 (DEED OF TRANSFER)

SCHEDULE 11 (WARRANTIES)

APPENDIX A (SUBSIDIARIES)

APPENDIX B (PROPERTY)

APPENDIX C (INTELLECTUAL PROPERTY rIGHTS)

APPENDIX D (MATERIAL AGREEMENTS)

APPENDIX E (EMPLOYEES)

APPENDIX F1 (FINANCIAL STATEMENTS 2013)

APPENDIX F2 (FINANCIAL STATEMENTS 2014)

SCHEDULE 11.6 (PURCHASER'S WARRANTIES)

SCHEDULE 12 (DISCLOSURE LETTER

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Clause	Headings	Page

DEFINITIONS SCHEDULE

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THIS Agreement is made on 29 December 2014
BETWEEN:

(1)
Kulicke & Soffa Holdings B.V., a private company with limited liability in the form of a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce with number 62121464, (the "Purchaser"); and

(2)
Assembléon Holding B.V., a private company with limited liability in the form of a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands with its corporate seat in Eindhoven, the Netherlands, registered with the trade register of the Chamber of Commerce with number 51054167 (the "Seller").

The above parties to this Agreement are hereinafter collectively referred to as the "Parties" and individually as a "Party".

RECITALS:

1.
Assembléon B.V. is a private company with limited liability in the form of a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, with its corporate seat in Eindhoven, the Netherlands, registered with the trade register of the Chamber of Commerce number 17078095 (the "Company").

2.	The Seller owns 100% of the shares in the Company, with a nominal value of EUR 0.20 each, constituting the entire issued and outstanding share capital of the Company (the "Shares").

3.	The Company directly or indirectly holds all shares in the issued and outstanding share capital of the companies listed in Appendix A (Subsidiaries) to Schedule 11 (Warranties).

4.	The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller the Shares, subject to the terms and conditions of this Agreement (the "Transaction").

5.
The Purchaser and its representatives and advisers have conducted a due diligence investigation and in this respect have been provided with the information and documents, have attended various meetings and have been able to submit questions to and receive answers from the Seller and the Group on any matter that it deemed proper and necessary for the purpose of entering into this Agreement.

6.
Prior to the execution of this Agreement the Purchaser and the Seller have duly complied with the requirements under the Works Councils Act (Wet op de ondernemingsraden), the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000) and all other rules on the co-determination of employees or their representatives that apply to the sale of the Shares and the execution of this Agreement.

7.	Each of the Parties has obtained any and all necessary approvals and consents for the Transaction.

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IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement capitalised terms have the meaning set out in the Definitions Schedule.

1.2	In this Agreement, unless otherwise specified:

1.2.1	reference to a gender shall include all genders;

1.2.2	reference to a person shall include reference to any individual, company, association, partnership or joint venture;

1.2.3	reference to "include" and "including" shall be treated as reference to "include without limitation" or "including without limitation";

1.2.4	unless the context requires otherwise, "or" is used in the inclusive sense of "and/or";

1.2.5
reference to any foreign legal term for any action, remedy, method or form of proceedings, court or any other legal concept or matter shall be deemed reference to the Dutch legal concept or matter, or to the legal concept or matter which most nearly approximates the Dutch legal concept or matter as interpreted in a Dutch context;

1.2.6	unless the context requires otherwise, words in the singular shall include the plural and vice versa;

1.2.7	headings are for identification only and shall not affect the interpretation of this Agreement; and

1.2.8
any reference to "the best knowledge of the Seller", "so far as the Seller is aware" or any similar expression, such expression shall mean the actual knowledge of any one of the following individuals: Mr. Jeroen de Groot, Mr. Thierry Girardot, Mr. Miel Ramselaar, Mr. Robbert van Leijssen, in each case assuming due and careful enquiry into the relevant subject matter and due investigation of all relevant information.

2.	SALE AND PURCHASE

18.1	Sale and purchase of Shares

18.11.1.
Subject to and upon the terms and conditions of this Agreement, the Seller hereby sells the Shares to the Purchaser free from Encumbrances and together with all rights attached to them, and the Purchaser hereby purchases the Shares from the Seller.

18.11.2.	The transfer of title to the Shares to the Purchaser shall take place on the Completion Date by execution of the Deed of Transfer in accordance with the provisions of Clause 9 (Completion).

3.	CONSIDERATION

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18.1	Purchase Price
The consideration payable by the Purchaser to the Seller for the Shares is an amount equal to the aggregate of EUR 80,000,000 in cash less the Intercompany Loans Repayment Amount (the "Purchase Price").

18.2	Completion payments
On Completion, the Purchaser (i) shall pay the Purchase Price to the Seller in accordance with Clauses 3.3.1 and 9.2 and Schedule 9.2 (Completion Events), and (ii) shall procure that the Company and Assembléon Netherlands B.V. are put into funds in accordance with Clauses 7.1 to 7.1.4 so that the Intercompany Loans Repayment Amount shall be satisfied in full on the Completion Date.

18.3	Escrow

18.11.1.
On Completion, and in accordance with Clause 9.2 and Schedule 9.2 (Completion Events), an amount of EUR 12,000,000 (the "Escrow Amount") shall be retained out of the Purchase Price and shall be kept in escrow by the Escrow Agent during a period of eighteen (18) months from the Completion Date as security for the obligations of the Seller vis-à-vis the Purchaser under this Agreement, subject to the terms and conditions of the Escrow Agreement, which shall provide that (i) the Escrow Amount shall be released to the Seller on a bank account designated by the Seller in the event (i) a period of eighteen (18) months has lapsed since the Completion Date (the "Escrow Amount Due Date") and (ii) the Purchaser has not filed any substantiated claim under this Agreement prior to the Escrow Amount Due Date in accordance with the terms and conditions of the Escrow Agreement, in each case subject to the remaining provisions of this Clause 3.3.

18.11.2.
In the event that one or more claims by the Purchaser against the Seller under this Agreement are notified to the Seller in accordance with this Agreement before the Escrow Amount Due Date (each an "Escrow Claim"), the Escrow Agent shall withhold the aggregate amount of such Escrow Claim(s) (the "Escrow Claim Amount") from the Escrow Amount pending release to the Seller and/or the Purchaser in accordance with the terms and conditions of the Escrow Agreement. The remaining part of the Escrow Release Amount, if any, shall be released by the Escrow Agent to the Seller in accordance with the Escrow Agreement.

18.4	Notary Letter
On the Completion Date, the Purchaser and the Seller shall execute a detailed letter from the Notary (the "Notary Letter"), which shall be negotiated in good faith between the date of this Agreement and the Completion Date, setting out the funds flow at Completion, including the transfer of the Escrow Amount to the Escrow Agent and the remaining amount of the Purchase Price and the Intercompany Loans Repayment Amount to the Seller.

4.	Locked-box

18.1	No Leakage warranty

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The Seller represents and warrants to the Purchaser that, other than as part of any Permitted Leakage, since 1 January 2014 no Leakage has occurred. For the purposes of this Agreement, "Leakage" shall mean any of the following acts by any of the Group Companies:

18.11.1.	the declaring, making or paying of any dividend or any other distribution or payment of capital, profits or reserves of any Group Company whether in cash or in kind (including in shares);

18.11.2.	the incurring or paying of any fees or expenses by any Group Company in connection with the transactions contemplated by this Agreement;

18.11.3.
the granting or paying of any bonus (including any retention or success bonus in connection with the transactions contemplated by this Agreement) to any director, officer or employee of any Group Company;

18.11.4.
the making of any payment to any member of the Seller's Group, other than in the ordinary course of business, consistent with past practice and on arm's length basis or the granting of any present or future benefits to any member of the Seller's Group;

18.11.5.
the entering into or the amending of the terms of any transaction or other dealings with a member of the Seller's Group other than in the ordinary course of business, consistent with past practice and on arm's length basis;

18.11.6.	the transfer of any assets to, or the assumption of any liabilities, or the incurrence of any indemnity for the benefit of any member of the Seller's Group;

18.11.7.	the waiving of all or part of any debt or obligation owed to any Group Company by any member of the Seller's Group; or

18.11.8.	the planning, agreeing or committing to agree to any of the foregoing.

18.2	Leakage Claim and settlement

18.11.1.
In the event a Leakage Claim comes to the attention of the Purchaser on or prior to Completion, the Purchaser shall as soon as reasonably possible notify the Seller thereof in writing setting out in reasonable detail the amount of and grounds for such Leakage Claim. In the event the Seller does not agree with the Leakage Claim, the Parties shall follow the procedure as set out under Clause 4.2.4. If and to the extent that the Parties do not reach a mutual agreement in respect of the amount of the Leakage Claim, Completion shall be postponed until the procedure as set out under Clause 4.2.4 has been completed (unless the Parties agree otherwise).

18.11.2.
If both Parties mutually agree on the amount of the Leakage Claim, the Purchaser shall be entitled to reduce the Purchase Price by the amount of such Leakage Claim and the payment of the amount of the Purchase Price so reduced shall be an absolute discharge of (i) the Purchaser's obligations hereunder in respect of the Purchase Price to be paid to the Seller pursuant to this Agreement; and (ii) the Seller's liability in respect of such Leakage Claim pursuant to this Agreement.

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18.11.3.
In the event of a Leakage Claim after Completion, the Purchaser shall notify the Seller thereof in writing within one (1) month of becoming aware thereof setting out in reasonable detail the amount of and grounds for such Leakage. In the event the Seller does not agree with the Leakage Claim, the Parties shall follow the procedure as set out in Clause 4.2.4.

18.11.4.
In the event the Seller does not agree with a Leakage Claim, it shall within ten (10) Business Days deliver a written notice to the Purchaser disputing the amount of the Leakage Claim, upon which the Parties shall negotiate in good faith during a period of twenty (20) Business Days to agree the amount of the Leakage Claim. If and to the extent that the Parties cannot reach a mutual agreement in respect of the amount of the Leakage Claim, the amount of the Leakage Claim shall be determined by an independent expert (the "Independent Expert") subject to the following terms and conditions:

A.	both Parties shall be entitled to nominate a reputable firm of registered accountants (register accountants) in the Netherlands to be the Independent Expert (the "Nominee");

B.
if the Parties agree to such Nominee, such Nominee shall be the Independent Expert. If the Parties do not agree to the Nominee within five (5) Business Days of nomination, they shall each be entitled to request the President of the Dutch Institute of Chartered Accountants (Nederlandse Beroepsorganisatie van Accountants) to nominate a reputable firm of registered accountants (register accountants) in the Netherlands of international standing to be the Independent Expert and both Parties shall promptly appoint such person as the Independent Expert;

C.
the terms of reference for the Independent Expert shall be to determine the amount of the Leakage Claim, if any, within forty-five (45) Business Days of appointment and the Independent Expert shall be entitled to determine the procedure applicable to its determination;

D.	the Independent Expert shall determine the dispute by means of a binding advice (bindend advies);

E.	the costs of the Independent Expert shall be borne by the Party against whom the Independent Expert decides; and

F.	Parties shall fully comply with the binding advice as rendered by the Independent Expert.

18.11.5.
The Seller shall be liable to the Purchaser on a euro-for-euro basis for a Leakage Claim. The limitations set out in Clause 12 do not apply to any breach by the Seller of any of its obligations under Clause 4.1.

18.3	Permitted Leakage
The Purchaser acknowledges and agrees that the following shall be paid, reimbursed or incurred (as the case may be) by the relevant Group Companies in the period up to Completion:

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18.11.1.
any amount payable to the Seller in connection with or arising out of the liabilities entered into by the Seller for the benefit of the Group Companies relating to insurance costs, salaries of employees and/or professional advisory fees if and to the extent such liabilities were or are (as the case may be) in the ordinary course of business, consistent with past practice and at arm's length basis and are listed in Schedule 4.3.1 (Permitted Business Payables), except for any such liabilities that arise or become known to the Seller between 30 November 2014 and the Completion Date and therefore have not been listed in Schedule 4.3.1 (Permitted Business Payables), which shall to the best knowledge of the Seller amount to approximately EUR 175,000 in total (for the avoidance of doubt, the Liabilities (as defined in the Transfer and Settlement Agreement) that are transferred pursuant to the Transfer and Settlement Agreement, are limited to the payables listed in the Annex to the Transfer and Settlement Agreement and are considered Permitted Leakage. Any relating liabilities or payables not listed in such Annex are not considered Permitted Leakage, unless (i) listed in Schedule 4.3.1 (Permitted Business Payables) or (ii) arise or become known to the Seller between 30 November 2014 and the Completion Date and therefore have not been listed in Schedule 4.3.1 (Permitted Business Payables), which shall to the best knowledge of the Seller amount to approximately EUR 175,000 in total); and

18.11.2.
any remuneration payable to individual managers, employees and consultants in consideration for employment, consultancy, lease or other services provided to the Group Companies under a written agreement, an employment, consultancy, lease or other services agreement between such manager, employee or consultant and the Seller (including sales and commission bonuses granted to employees since 1 January 2014) if and to the extent such payables were or are (as the case may be) in the ordinary course of business and consistent with past practise and at arm's length basis.

The amounts referred to in Clause 4.3.1 and 4.3.2 are together referred to as "Permitted Leakage". The Permitted Leakage does not form part of the Leakage and there will be no adjustment to the Purchase Price in respect of Permitted Leakage.

5.	CONDITIONS FOR COMPLETION

18.1	Conditions for the obligations of the Purchaser
The obligation of the Purchaser to effect Completion is subject to the satisfaction of the following conditions precedent:

18.11.1.
(i) the Philips Tax Indemnity, (ii) the deed of assignment, transfer and waiver between Koninklijke Philips N.V., the Seller, the Company and Assembléon Netherlands B.V., (iii) the agreement of informal capital contribution between the Seller, the Company and Assembléon Netherlands B.V., (iv) the amendment and supplemental agreement to the intellectual property agreement dated 4 April 2011 between Koninklijke Philips N.V. and the Company, (v) the letter of release of collateral, including intellectual property liens from Koninklijke Philips N.V. to Assembléon Asia Limited, and (vi) the letter of release of collateral, including intellectual property liens from Koninklijke Philips N.V. to Assembléon America Inc., each to be entered into on or about the date of this Agreement, are in full force and effect;

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18.11.2.
notify the relevant authorities in respect of the Transaction in connection with (i) the two innovation loan agreements between Assembléon Netherlands B.V. and the Dutch government, each dated 7 May 2013, and (ii) the guarantees (borgstellingen) relating to such loan agreements;

18.11.3.	no event shall have occurred or become known to the Purchaser after the signing of this Agreement, which in the reasonable opinion of the Purchaser has caused a Material Adverse Effect;

18.11.4.
each of the Warranties shall be true (juist) in all material respects on the date of this Agreement and the Completion Date, by reference to the facts and circumstances then existing, it being understood that for purposes of determining the accuracy (juistheid) of the Warranties at the Completion Date for purposes of this Clause 5.1.4 all materiality qualifications contained in the Warranties shall be disregarded and the Seller shall have performed and complied with its obligations under this Agreement required to be performed and complied with by the Seller, in each case as evidenced by a written statement to that effect to be provided on Completion; and

18.11.5.
the absence of any material investigation, action or proceeding by any third party has been commenced that has the effect of preventing, delaying or prohibiting any of the transactions contemplated by this Agreement.

18.2	Responsibility for satisfaction; notice and waiver

18.11.1.	The Seller shall use its best efforts to satisfy the conditions precedent set out in Clause 5.1 as soon as possible after the signing of this Agreement.

18.11.2.
Each Party shall give notice to the other Party upon becoming aware that any of the conditions precedent set out in Clause 5.1 have been satisfied. If the Seller becomes aware of anything that will or may prevent any of the conditions precedent set out in Clause 5.1 from being satisfied, it will promptly give notice to the Purchaser.

18.11.3.
The Purchaser shall be entitled to waive any of the conditions precedent set out in Clause 5.1 in whole or in part by notice to the Seller. Any waiver shall be without prejudice to any other rights or remedies the Purchaser may have, including the right to claim Damages.

18.3	Long Stop Date
If any of the conditions precedent set out in Clause 5.1 is not satisfied on or before 15 January 2015 (the "Long Stop Date") or if prior to such date it transpires that any condition precedent set out in Clause 5.1 is incapable of satisfaction and such condition precedent is not waived by the Purchaser in accordance with Clause 5.2.3, the Purchaser shall be entitled, by notice to the Seller, to terminate this Agreement as set out in Clause 16, without the right to claim Damages from the Seller (except if the Seller does not comply with its obligations under Clause 5.2.1 in relation to 5.1.2 and 5.1.4).

6.	PRE-COMPLETION OBLIGATIONS OF THE SELLER

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18.1	Conduct of business before Completion

18.11.1.
During the period from the date of this Agreement until Completion, the Seller shall ensure that each Group Company shall carry on its business in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, that each Group Company shall:

A.	use its best efforts to maintain relations with suppliers, customers and others having business or professional relationships with any Group Company;

B.	continue to pay its creditors and collect debts in the ordinary course of business and within the usual terms of payment of the relevant creditors and debtors;

C.	maintain its usual level of stock and raw materials;

D.	maintain in force all insurance policies;

E.	maintain all licenses, consents and authorisations necessary to carry on its business and comply with applicable Law;

F.	maintain all accounting and other records in the ordinary course; and

G.	continue to meet its pension funding and social insurance obligations and contributions as these fall due in respect to its employees.

18.11.2.
During the period from the date of this Agreement until Completion, the Seller shall ensure that without the prior written consent of the Purchaser, which consent shall not unreasonably be withheld or delayed, no Group Company shall:

A.	amend its articles of association or equivalent constitutional documents;

B.	reclassify, split, consolidate, repay, recapitalise, purchase or redeem any of its own shares;

C.
issue any shares, securities convertible into shares or other profit sharing instruments or any rights or options to subscribe to or acquire any shares or such securities or other instruments other than under any existing employee option plan;

D.
grant any security (including guarantees, joint liability undertakings and rights of set-off), incur any indemnity or give any other assurance for the benefit of any third party other than in the ordinary course of business, consistent with past practice;

E.
declare, make or pay any dividend or any other distribution or payment of capital, profits or reserves of any Group Company whether in cash or in kind (including shares), other than as provided for in this Agreement;

F.	change the Accounting Policies;

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G.
acquire or dispose of, or extend or exercise any option to acquire or dispose of any business or any material asset, other than stock-in-trade in the ordinary course of business, consistent with past practice;

H.	enter into any partnership, consortium, association or joint venture;

I.	merge or consolidate with any other person or business;

J.	borrow any amount or incur any indebtedness or other liability, other than in the ordinary course of business and consistent with past practice;

K.	enter into or incur any material capital expenditure commitment or any other material actual or contingent liability;

L.	enter into, terminate or amend any material agreement or commitment with a value of EUR 250,000 or more binding any Group Company for two (2) years or more;

M.	alter the terms or conditions of any material agreement or offer price reductions or discounts, other than in the ordinary course of business and consistent with past practice;

N.	enter into any material leasing, hire, hire purchase or other agreement for payment on deferred terms or any unusual or onerous agreement or any other material long-term agreement or commitment;

O.	make any substantial change to the organisation or nature of its business;

P.	engage any employee comparable to a Senior Employee or dismiss any such employee;

Q.
make any material change to the remuneration or other terms and conditions of engagement of any Senior Employee other than as required by applicable Law or any applicable collective bargaining agreement;

R.	make any change to any pension scheme or grant or create any additional retirement or disability benefit other than as required by applicable Law or any applicable collective bargaining agreement;

S.	enter into, make any change to or terminate any collective bargaining agreement or other arrangements with any trade union or works council;

T.	initiate or conduct any legal proceedings (save for the collection of debts arising in the ordinary course of business, consistent with past practice) waive or settle any material claim or dispute;

U.	take any action that is or may constitute a Breach or a breach of any other provision of this Agreement; or

V.	plan, agree or commit to agree to any of the foregoing.

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18.11.3.	During the period from the date of this Agreement until Completion, the Seller shall comply with the provisions of Clause 2 of Schedule 1 (Tax Matters).

18.2	Other obligations of the Seller
During the period from the date of this Agreement until Completion, the Seller shall and the Seller shall ensure that each Group Company and its management shall to the extent permitted by applicable Law:

18.11.1.	promptly give notice to the Purchaser if an event or circumstance has occurred that might have a Material Adverse Effect;

18.11.2.
upon request, allow the Purchaser and its representatives access to books and records, the premises and to the management of any Group Company during normal office hours, however, only to the extent reasonably possible and taking into account commercial sensitivities and to the extent not prohibited by applicable (competition) Laws;

18.11.3.
provide the Purchaser with such financial and other information relating to any Group Company as the Purchaser may reasonably request, taking into account commercial sensitivities and to the extent not prohibited by applicable (competition) Laws; and

18.11.4.	meet with the Purchaser and its representatives to discuss material operational matters of the Company and the Group Companies as the Purchaser may reasonably request.

7.	TERMINATION OF RELATIONS with THE SELLER'S group

18.1	Repayment of intercompany loans

18.11.1.	On Completion the Purchaser shall procure that:

A.
the Company is put into funds so that the entire amount under the Intercompany Loan I, increased with accrued interest until the Completion Date can be satisfied in full on the Completion Date (the "Intercompany Loan I Repayment Amount"); and

B.
Assembléon Netherlands B.V. is put into funds so that the entire amount under the Intercompany Loan II, increased with accrued interest until the Completion Date can be satisfied in full on the Completion Date (the "Intercompany Loan II Repayment Amount", and together with the Intercompany Loan I Repayment Amount the "Intercompany Loans Repayment Amount").

18.11.2.
For reference purposes only, the principal amount under the Intercompany Loan I outstanding on 30 November 2014 was EUR 18,645,341.76 in the aggregate and the principal amount under the Intercompany Loan II outstanding on 30 November 2014 was EUR 1,717,816.68.

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18.11.3.
The Seller shall notify the Purchaser in writing, ultimately three (3) Business Days prior to the Completion Date of the Intercompany Loans Repayment Amount, whereby it shall specify in this notice the principal amounts outstanding under the Intercompany Loan I and the Intercompany Loan II and any accrued interest until the Completion Date.

18.11.4.
Subject to receipt by the Seller of the Intercompany Loans Repayment Amount, the Seller shall release the Company and Assembléon Netherlands B.V., from any and all liability under the Intercompany Loan I and the Intercompany Loan II.

18.2	Release of Seller's obligations
On or as soon as possible after Completion, the Purchaser shall cause the Seller to be released from any and all security rights (including guarantees, joint liability undertakings and rights of set-off), indemnities and other assurances given by the Seller for the benefit of (the business of) any Group Company (the "Seller Security Rights"), including those set out in Schedule 7.2 (Sellers Security Rights) and the Purchaser shall indemnify and hold harmless the Seller against any liability in respect of the Seller Security Rights.

18.3	Wrong Pockets
The Parties shall ensure that if following Completion, any entity within the Seller's Group or the Purchaser's Group respectively receives:

18.11.1.
any payment in the ordinary course of business of the Group Companies that, taking into account the stipulations of this Agreement and the intention of the Parties, should have been made to an entity within the other Party's group, the relevant payment is transferred into an account as designated by the other Party without delay; and

18.11.2.
any invoice in the ordinary course of business of the Group Companies that, taking into account the stipulations of this Agreement and the intention of the Parties, should be paid by an entity within the other Party's group, the relevant invoice shall be paid by the respective other Party without delay.

18.4	Mexican share
On or before Completion, the Seller shall transfer the one share it holds in the capital of Assembléon Mexicana S.A. de C.V. to a Group Company (other than the Company) as designated by the Purchaser.

8.	AMENDMENT TRANSFER AND SETTLEMENT AGREEMENT

18.1
The transfer and settlement agreement between the Seller, the Company and Assembléon Netherlands B.V. dated 19 December 2014 and attached to this Agreement as Schedule 8.1 (Transfer and Settlement Agreement) (the "Transfer and Settlement Agreement") is hereby amended as follows:

18.11.1.	recital C of the Transfer and Settlement Agreement is deleted in its entirety and replaced by the following clause:

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"In this respect the Parties acknowledge that the Holding entered into the insurance agreements (the "Transfer Agreements") as set out in Annex A and incurred the liabilities for the benefit of the business of the Group Companies as set out in Annex A (the "Liabilities"). Assembléon Netherlands wishes to take over the Liabilities and to settle the Liabilities with the relevant creditors to the Liabilities and the Company wishes to take over the Transfer Agreements. For the avoidance of doubt: Assembléon Netherlands and the Company do not wish to take over any tax liabilities.";

18.11.2.	clause 1.1 of the Transfer and Settlement Agreement is deleted in its entirety and replaced by the following clause:
"In accordance with section 6:155 respectively section 6:159 of the Dutch Civil Code, (i) Assembléon Netherlands hereby takes over the Liabilities from Holding, and (ii) the Company hereby takes over any rights and obligations in relation to the Transfer Agreements. For the avoidance of doubt, Assembléon Netherlands and the Company do not take over any tax liabilities from Holding."; and

18.11.3.	the following additional sentences shall be inserted at the end of clause 5 of the Transfer and Settlement Agreement:
"For the avoidance of doubt, the indemnification in this clause shall not apply to any tax liabilities of Assembléon Holding and the Company. With respect to any tax liabilities the regime applies as set out in Schedule 1 (Tax Matters) to the share sale and purchase agreement between Kulicke & Soffa Holdings B.V. and Holding with respect to the sale and purchase of 100% of the shares in the capital of the Company dated on or about the date of this agreement.".

9.	COMPLETION

18.1	Date and place

18.11.1.
Completion shall take place on 9 January 2015, provided that all conditions precedent set out in Clause 5.1 have been satisfied or waived and Completion is not postponed in accordance with Clause 4.2.1, or on such other date as the Parties may agree (the "Completion Date").

18.11.2.	Completion shall take place at the offices of the Notary.

18.2	Completion Events
On the Completion Date, the Parties shall complete all actions set out in Schedule 9.2 (Completion Events) in the order as set out therein.

18.3	Breach of Completion obligations
If any of the obligations of the Purchaser or the Seller under Clause 9.2 or set out in Schedule 9.2 (Completion Events) are not complied with on the Completion Date, the Purchaser or the Seller, as the case may be, shall be entitled, by notice to the Seller or the Purchaser, as the case may be, to:

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18.11.1.	defer Completion, in which case Clause 9.2 and Clause 9.3 shall apply to Completion as deferred;

18.11.2.	proceed to Completion as far as practicable, without limiting its rights, including the right to claim Damages; or

18.11.3.	without prejudice to Clause 5.3, terminate this Agreement in accordance with Clause 16.

10.	DUE DILIGENCE INVESTIGATION

18.1	Due diligence investigation
The Purchaser acknowledges and agrees that:

18.11.1.
it has performed, with the assistance of professional advisors, a due diligence investigation (the "Due Diligence Investigation") with respect to the Group Companies and their businesses during the period from 25 July 2014 to 22 December 2014 and has had, amongst others, access to the financial, legal, tax, commercial, operational, environmental, insurance and other information provided in the Data Room;

18.11.2.
in the Due Diligence Investigation, the Purchaser and its advisers have (i) had sufficient opportunity to review any and all information made available to them and (ii) been able to submit questions to and receive answers from the Seller and the Group on any matter that they deemed proper and necessary; and the Due Diligence Investigation was in a form, scope and substance to the Purchaser's satisfaction.

11.	WARRANTIES

18.1	Warranties
The Seller warrants that each of the Warranties is true (juist) on the date of this Agreement and will be true (juist) on the Completion Date by reference to the facts and circumstances then existing. Any reference (express or implied) in the Warranties to the date of this Agreement shall after Completion be construed as a reference also to the Completion Date.

18.2	Notification
The Seller shall immediately give notice to the Purchaser upon becoming aware of any facts or circumstances that constitute or may cause a Breach of, or may be inconsistent with any of the Warranties.

18.3	Reliance
The Seller acknowledges that in entering into this Agreement the Purchaser regards each Warranty as material thereto and has relied on the Warranties being true (juist) on the date of this Agreement and the Completion Date.

18.4	Allocation of risk

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The Warranties constitute an express allocation of risk between the Purchaser and the Seller. Any Warranty being untrue (onjuist) shall be for the account and risk of the Seller.

18.5	Disclosures and investigation into the Group Companies

18.11.1.
Each Warranty shall be construed as a separate and independent warranty and is qualified only by the matters that are Fairly Disclosed in the Disclosure Letter. This means, for the avoidance of doubt, that the Warranties are not qualified by the Disclosed Information (other than by the matters that are Fairly Disclosed in the Disclosure Letter).

18.11.2.
If the Seller wants to provide an updated version of the Disclosure Letter, it shall notify the Purchaser thereof ultimately two (2) Business Days prior to the Completion Date. In such case, the Purchaser and the Seller shall enter into good faith discussions about such additional desired disclosures, including, if acceptable to the Purchaser, its consent and effect, in view of the terms and conditions of the Agreement, including the Purchase Price and the Intercompany Loans Repayment Amount. If the Parties cannot reach agreement on the basis of such discussions, each Party shall be entitled, by notice to the other Party, to terminate this Agreement as set out in Clause 16.

18.11.3.	Other than as set out in Clause 11.5.1, any knowledge of the Purchaser or any knowledge attributable to the Purchaser, shall not qualify or limit the Purchaser's right to make a Claim.

18.11.4.
Any investigation by the Purchaser into the business of the Group Companies has been performed at the instruction and for the sole benefit of the Purchaser. The Seller is not entitled to any inspection, release or extract of any due diligence report or any part thereof, except to the extent the Purchaser is required to disclose any such information pursuant to applicable Law.

18.6	Purchaser's Warranties
The Purchaser warrants that each of the statements set out in Schedule 11.6 (Purchaser's Warranties) is true (juist) on the date of this Agreement and will be true (juist) on the Completion Date.

12.	LIABILITY OF THE SELLER

18.1	Liability for Breaches
In the event of a Breach, the Seller shall pay to the Purchaser, or to any other person designated by the Purchaser, at the Purchaser's election (i) the amount necessary to place the Purchaser and each relevant Group Company in the position in which it would have been if the relevant Breach had not occurred or (ii) the actual amount of Damages suffered or incurred by the Purchaser or the Group Companies in respect of such Breach.

18.2	Remedy
The Seller shall not be liable in respect of any Breach which is capable of remedy except to the extent that the relevant Breach remains unremedied after the expiry of fifteen (15) Business Days following receipt by the Seller of a written notice from the Purchaser giving full particulars of the relevant Breach and requiring it to be remedied.

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18.3	Time limitation for Claims
The Seller shall be liable for any Breach:

18.11.1.	until ten (10) years after Completion with respect to the Warranties set out in paragraphs 1 (General), 2 (Corporate organisation) and 3 (The Shares) of Schedule 11 (Warranties);

18.11.2.	until six (6) months after the expiry of the applicable statute of limitations with respect to the Warranties set out in paragraph 8 (Environment) of Schedule 11 (Warranties);

18.11.3.
until six (6) months after the expiry of the applicable statute of limitations, being the period during which any competent Tax Authority is authorised to impose a Tax Claim on any Group Company, with respect to the Warranties set out in paragraph 17 (Taxation) of Schedule 11 (Warranties); and

18.11.4.	until 18 months after the Completion Date with respect to any other Warranty.

18.4	Minimum (aggregate) claims
The Seller shall not be liable in respect of a Breach:

18.11.1.	if the amount of Damages awarded or agreed with respect to any single Claim is less than EUR 100,000; and

18.11.2.
if the amount of Damages awarded or agreed with respect to all such Claims is less than EUR 500,000, it being understood that if this amount is exceeded, the amount recoverable in accordance with this Agreement shall, subject to the other provisions of this Clause 12 be the full amount and not merely the excess.

18.5	Maximum liability
The aggregate amount of the Seller's liability for all Claims shall not exceed an amount equal to EUR 12,000,000, except for Claims with respect to the Warranties set out in paragraphs 1 (General), 2 (Corporate organisation), 3 (The Shares) and 8 (Environment) of Schedule 11 (Warranties), for which the liability of the Seller shall not exceed an amount equal to EUR 80,000,000 (in words: eighty million euros) and the Claims with respect to the Warranties set out in and paragraph 17 (Taxation) of Schedule 11 (Warranties), for which the liability of the Seller is not limited and not restricted by the terms of this Clause 12.5.

18.6	No recourse
The Seller shall not, and shall ensure that no member of the Seller's Group shall, make any claim against any Group Company or any current or former employee, agent, executive or non-executive director of any Group Company in respect of any Claim.

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18.7	(Subsequent) recovery

18.11.1.
In the event of any Claim, the Purchaser shall (or, as the case may be, shall procure that the relevant Group Company shall) first attempt to make recovery in respect of the matter giving rise to the Claim in question to the fullest extent possible under any policy of insurance (whether or not such policy or any equivalent policy may have been in force at Completion), or, if relevant, from any third party and shall abate such Claim by the amount (if any) recovered from such insurance policy or third party.

18.11.2.
If, before an amount is paid by the Seller in accordance with Clause 12.1 in discharge of any Claim, the Purchaser or the relevant Group Company recovers from a third party, including for the avoidance of doubt any Tax authority or insurance company, a sum that is directly related to the Claim, the amount of the relevant Claim shall be reduced or satisfied with the sum recovered from the third party.

18.11.3.
If the Seller pays an amount to discharge any Claim in accordance with Clause 12.1 and the Purchaser or the relevant Group Company subsequently actually recovers from a third party, including for the avoidance of doubt any Tax authority or insurance company, a sum that is directly related to the Claim and that would not have been received by the Purchaser or the relevant Group Company in the absence of the Breach giving rise to such Claim, the Purchaser shall pay to the Seller an amount equal to:

A.
the sum so recovered from the third party in respect of such Claim less any (i) Taxes payable by any member of the Purchaser's Group in respect of the received sum and (ii) costs and expenses incurred by the Purchaser or the relevant Group Company in obtaining such recovery or, if less;

B.	the amount previously paid by the Seller to the Purchaser or any other person designated by the Purchaser in respect of such Claim.

18.8	Insurance
The Seller shall not be liable in respect of a Claim if and to the extent the Damages giving rise to the Claim have actually been recovered by the Purchaser or the relevant Group Company under an insurance policy, less any Taxes payable by any member of the Purchaser's Group in respect of the received insurance payments and reasonable costs and expenses incurred in obtaining such recovery.

18.9	Provisions for liabilities
The Seller shall not be liable in respect of a Claim to the extent that the matter giving rise to the Claim has been specifically provided for or recognised in the balance sheet of the Financial Statements 2014.

18.10	Mitigation
Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty under applicable Law to mitigate any loss or damage incurred by it as a result of any Breach. The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Damages or losses which in the absence of mitigation might give rise to a liability in respect of any Claims.

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18.11	Tax benefits
The amount of a Claim shall be reduced by the net present value of any corresponding Tax benefit as a direct result of the matter that resulted in the Claim, provided that such benefit has actually been realised and retained by the Purchaser or any Group Company and is not reversed as a result of a payment under this Clause 12 or otherwise reversed. The amount of such corresponding Tax benefit shall be reasonably determined by the Purchaser. The Seller may dispute the calculation of a corresponding tax benefit in accordance with the procedure and on the terms set forth in Clause 10.5 of Schedule 1 (Tax Matters), which shall apply mutatis mutandis with respect to a corresponding tax benefit in relation to a Claim or any of the Specific Indemnities.

18.12	No cumulation
The Purchaser shall not be entitled to recover from the Seller more than once in respect of the same Damages suffered.

18.13	Changes in law and practice
The Seller shall not be liable in respect of a Claim to the extent that the Claim arises as a result of:

18.11.1.	any change in Law, practice or generally accepted published interpretation of the Law after the date of this Agreement;

18.11.2.	any change in the rates, methods of calculation, basis, imposition or collection of Taxation after the date of this Agreement; or

18.11.3.
any change in the accounting or taxation policies or practice of the Purchaser or any other member of the Purchaser's Group after the Completion Date, except where such change was made in the ordinary course of business or is required to comply with applicable Law and/or Accounting Policies.

18.14	The Purchaser is unaware of a Breach
The Purchaser hereby confirms that it is not aware of a Breach and agrees that it cannot make a Claim against the Seller with respect to any Breach if it is aware of such Breach before the date of this Agreement (without prejudice to the right to make a claim under any of the Specific Indemnities in accordance with Clause 14). This confirmation will be repeated on the Completion Date, subject to any new disclosures made pursuant to Clause 11.5.2.

18.15	Purchaser's acknowledgement
The Purchaser acknowledges and agrees that:

18.11.1.
the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any member of the Seller's Group, whether express or implied, in relation to the transactions contemplated by this Agreement (and the Purchaser hereby waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty or other assurance, whether based on article 7:17 Dutch Civil Code or otherwise); and

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18.11.2.
except to the extent warranted otherwise in Schedule 11 (Warranties), the Seller (and its advisers) makes no representation or warranty as to any forecasts, estimates or projections provided to the Purchaser or its advisers on or prior to the date of this Agreement.

18.16	Fraud
The limitations of the Seller's liability set out in Clause 12 and any qualifications stated in the Warranties as to the "awareness" or the "knowledge" of the Seller or any similar statement shall not apply to any Claim in case of fraud (bedrog), intentional recklessness (bewuste roekeloosheid) or wilful misconduct (opzet) of the Seller, the Company, any Group Company, or any of their employees, officers, executive or non-executive directors prior to Completion in respect of the relevant Breach.

13.	CONDUCT OF CLAIMS

18.1	Notification of a Claim
If the Purchaser becomes aware of a Breach, the Purchaser shall give notice thereof to the Seller within six (6) weeks after it becomes aware of a Breach. The Parties acknowledge and agree that failure to comply with this Clause 13.1 shall not release the Seller of its liability for such Claim, except to the extent that it shall have actually been prejudiced as a result thereof. The Parties acknowledge and agree that a Claim, other than a Claim that also falls under the scope of the Philips Tax Indemnity, shall (if not previously satisfied or settled or withdrawn) be deemed to have been withdrawn at the expiry of the period of nine (9) months following the giving of notice of such Claim, unless, before the expiry of such period, the Purchaser has issued proceedings in respect of such Claim and has served them on the Seller. Contrary to the previous sentence, a Claim shall not be deemed to be withdrawn at the expiry of the period of nine (9) months following giving notice of such Claim if a Notice of Objection has been given with respect to the calculation of a corresponding Tax benefit as meant in Clause 12.11 of the Agreement in accordance with Clause 10.1 of Schedule 1 (Tax Matters) and the objection has not been resolved amicably in accordance with Clause 10.2 of Schedule 1 (Tax Matters) or the Independent Tax Advisor has not provided his binding advice yet in accordance with Clause 10.3 of Schedule 1 (Tax Matters). Any claim of the Purchaser in respect of the Philips Tax Indemnity shall also be notified to the Seller.

18.2	Third party claims

18.11.1.
If a Claim relates to a third party claim arising in or out of court against the Purchaser or any Group Company (a "Third Party Claim"), the Purchaser shall notify or procure that the relevant Group Company notifies the Seller of such Third Party Claim as soon as reasonably practical.

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18.11.2.
If a Third Party Claim has been notified in accordance with Clause 13.2.1, the Seller may elect to defend such Third Party Claim, at its own costs, on behalf of the relevant Group Company, by notifying the Purchaser thereof in writing within fifteen (15) Business Days after having been notified of such Third Party Claim by the Purchaser and if:

A.	it confirms in the notice that it will pay to the Purchaser the Damages resulting from or relating to the Third Party Claim;

B.
provides the Purchaser with evidence reasonably acceptable to the Purchaser that it will have the financial resources to defend against the Third Party Claim and pay the Damages resulting from or relating to the Third Party Claim;

C.	the defence against the Third Party Claim is conducted actively and diligently by a legal advisor reasonable acceptable to the Purchaser.

18.11.3.	If the Seller takes control of the conduct of defence against the Third Party Claim in accordance with this Clause 13.2.3:

A.	the Seller shall keep the Purchaser informed of the progress in relation to the defence against the Third Party Claim;

B.
in defending against a Third Party Claim the Seller shall endeavour to strike a fair balance between the interests of the Seller in limiting liability and the interest of the members of the Purchaser's Group in maintaining good business relations with the relevant third party concerned;

C.
the Seller shall not make any admission in respect of such Third Party claim or compromise, dispose or settle such Third Party Claim without the prior written consent of the Purchaser, not to be unreasonably withheld, conditioned or delayed.

18.11.4.
Where the Seller has issued a notice pursuant to Clause 13.2.2 the Purchaser shall, and shall cause the relevant members of the Purchaser's Group to, at the Seller's reasonable costs and expense, provide all cooperation to the Seller that may reasonably be necessary in connection with the defence against the Third Party Claim.

18.11.5.
If the Seller does not elect to assume the conduct of a Third Party Claim as contemplated above, the Purchaser shall procure that the relevant Group Company (i) timely consults with the Seller in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Claim, (ii) takes into account the Seller's reasonable interests, (iii) does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Seller, which approval shall not unreasonably be withheld or delayed, and (iv) keep the Seller informed of the progress of the Third Party Claim.

18.11.6.
Upon receipt by the Purchaser or the relevant Group Company of an enforceable judgment (voor tenuitvoerlegging vatbaar vonnis) of a competent court or arbitration award pursuant to which the Purchaser or the relevant Group Company is ordered to pay an amount to discharge any Third Party Claim, the Purchaser shall be entitled to demand immediate payment from the Seller in an amount equal to the amount the Purchaser or the relevant Group Company is ordered to pay to discharge the Third Party Claim, without prejudice to the provisions of Clause 12.

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18.3	Amicable settlement
The Purchaser acknowledges that, without prejudice to any of its rights or remedies under this Agreement, and subject to Clause 13.1 it is its intention to try to settle any Claim amicably with the Seller prior to commencing legal proceedings to enforce such Claim.

18.4	Tax Claims
In respect of Tax Claims, the procedures set forth in Clause 8 (Conduct of Tax Claims) of Schedule 1 (Tax Matters) shall apply.

14.	SPECIFIC INDEMNITIES

18.1	Specific Indemnities
The Seller shall indemnify (vrijwaren) and hold harmless (schadeloosstellen) each member of the Purchaser's Group and each Group Company from any Damages (including fines and penalties), claims, actions, proceedings, awards, settlements, judgments and any other liabilities that any member of the Purchaser's Group or any Group Company may at any time suffer or incur, become subject to or owe as a result of or in connection with:

18.11.1.
any obligations of a member of the Seller's Group other than obligations under agreements which have been entered into in the ordinary course of business consistent with past practice and on an arms' length basis, and only insofar such obligations have been accepted by the relevant Group Company prior to the Completion Date;

18.11.2.
any Tax Liability in relation to or in connection with (i) the Opening Balance Sheet or any changes, modifications or other alterations thereto or (ii) the challenge, reversal or denial of the claimed deduction of acquisition costs (aankoopkosten) as mentioned by the Dutch Tax Authorities in the letter of 12 March 2014 with reference 71383/GV/07, as included in the SecureDocs virtual data room or (iii) the challenge, reversal or denial of the claimed depreciation of capitalised R&D expenses or (iv) the challenge, reversal or denial of the claimed deduction with respect to costs included in the purchase price allocation

18.11.3.
any liability of any of the Group Companies vis-à-vis Koninklijke Philips N.V., its group companies or third parties in connection with, or resulting from, any arrangements entered into between the Group Companies and Koninklijke Philips N.V. or its current or former group companies prior to Completion, other than liabilities in the ordinary course of business, consistent with past practice and on an arms' length basis;

18.11.4.
any liability (including any claims, counter claims, damages, costs and expenses (such as legal costs and expenses) suffered by any of the Group Companies in connection with, or resulting from, the litigation before the Singapore International Arbitration Centre between Assembléon Netherlands and Yamaha Motor Company Ltd and Yamaha Motor IM Europe GmbH, subject however to Clause 14.2.3;

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18.11.5.	any costs in connection with the restructuring of Assembléon Netherlands that exceed the costs as described in the social plan (sociaal plan) "Sociaal Flankerend Beleid";

18.11.6.
the equity conversion right of NTS Group B.V. pursuant to, or resulting from the agreement between the Seller, Assembléon Netherlands B.V. and NTS Group B.V. dated 2 January 2014 and/or any related arrangements, and the subordinated loan provided by NTS Group B.V. dated 2 January 2014;

18.11.7.
any liability in connection with the capital contribution of EUR 215 million to the capital of Assembléon Netherlands BV, including a Tax Liability, insofar such capital contribution occurred after 4 April 2011;

18.11.8.
any management fees payable to H2 Equity Partners B.V. (excluding the fee in the amount of EUR 59,290 to be paid to H2 Equity Partners in accordance with Schedule 8.1 (Transfer and Settlement Agreement);

(the indemnities set out in this Clause 14.1 together with the Tax Indemnity collectively being referred to as the "Specific Indemnities"), or - at the Purchaser's election - pay (i) the amount necessary to place each relevant member of the Purchaser's Group and each relevant Group Company in the position in which each of them would have been if the relevant matter had not existed or arisen, or (ii) the actual amount of Damages suffered or incurred by the Purchaser or the relevant Group Company in respect of such matter.

18.2	No limitation on liability of the Seller

18.11.1.
Any liability of the Seller in respect of any Specific Indemnity or other liability under this Agreement shall not be limited or qualified by any of the limitations, thresholds or procedures set out in Clauses 11, 12 and 13, other than Clauses 12.6 up to and including 12.13, which shall apply mutatis mutandis, and provided that any liability of the Seller in respect of any Specific Indemnity, other than the Specific Indemnities included in Clauses 14.1.2 and 14.1.7 insofar relating to Tax, shall not exceed an amount equal to EUR 80,000,000 (in words: eighty million euros), without prejudice to Clause 14.2.2.

18.11.2.
Any liability of the Seller in respect of any Specific Indemnity, included in Clauses 14.1.2 and 14.1.7 insofar relating to Tax, shall not be limited or qualified by any of the limitations, thresholds or procedures set out in Clauses 11, 12 and 13, other than (i) Clauses 12.7, 12.8, 12.10, 12.11, 12.12 and 12.13.3 and (ii) Sub-clauses 6.1.1 up to and including 6.1.6 of Clause 6 (Tax Indemnity) of Schedule 1 (Tax Matters), which shall apply mutatis mutandis.

18.11.3.
With respect to the reimbursement of legal costs and expenses in connection with the litigation referred to in Clause 14.1.4, the Purchaser shall continue the current practice of (i) sending requests for prepayments to Stichting Y&AC for such costs and expenses and, (ii) only instructing (legal) advisors to perform any activities in this respect insofar such prepayments have actually been received and are sufficient to cover such costs and expenses, according to Stichting Y&AC. If Stichting Y&AC does not prefund such costs and expenses and Assembléon Netherlands B.V. has a liability for legal costs and expenses in connection with the litigation referred to in Clause 14.1.4, then the Purchaser shall take reasonable steps to recover such legal costs and expenses from Stichting Y&AC under the deed of assignment and transfer between Stichting Y&AC and Assembléon Netherlands B.V. dated 8 January 2014, provided that (a) the Purchaser shall not be required to incur any out-of-pocket costs and (b) this shall not, for the avoidance of doubt, limit the Purchaser's right to already file a claim with the Escrow Agent.

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18.3	Claims
If the Purchaser wants to make a claim under a Specific Indemnity, it shall give notice thereof to the Seller within a reasonable time. Failure to give notice within a reasonable time shall not relieve the Seller of its liability for such claim, except to the extent that it shall have been actually prejudiced as a result thereof. The Purchaser may claim under the Specific Indemnities, the Philips Tax Indemnity or the Warranties at its discretion, in whole or in part, without prejudice to Clause 12.12.

18.4	Tax indemnity
In respect of Tax matters the indemnities set forth in Clause 5 (Tax Indemnity) of Schedule 1 (Tax Matters) shall apply, without prejudice to all other rights and remedies available to the Purchaser. For the avoidance of doubt, the rights and remedies available to the Purchaser under the indemnities set forth in Schedule 1 (Tax Matters) shall not be limited by any other provision in this Agreement.

15.	TAX MATTERS
The provisions of Schedule 1 (Tax Matters) shall apply with respect to Taxes.

16.	TERMINATION

18.1	Termination events
This Agreement may be terminated at any time before Completion:

18.11.1.	by mutual written consent between the Purchaser and the Seller;

18.11.2.	upon notice by either the Purchaser or the Seller (as the case may be) as set out in Clause 9.3.3; and

18.11.3.	upon notice the Purchaser as set out in Clause 5.3.

18.2	Effect of termination
If this Agreement is terminated pursuant to Clause 16.1:

18.11.1.
all rights and obligations of the Purchaser and the Seller under this Agreement shall end except for this Clause 16.2 and Clauses 1 (Interpretation), 17 (Confidentiality and Announcements), and 18 (General Provisions), which will remain in full force and effect;

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18.11.2.	a Party shall not be relieved from liability for a breach prior to termination of any of its warranties, covenants or other obligations in this Agreement; and

18.11.3.
each Party shall indemnify the other Party on demand for all Damages incurred by such Party in connection with the non-fulfilment by the other Party of its obligations as set out in Schedule 9.2 (Completion Events).

17.	CONFIDENTIALITY AND ANNOUNCEMENTS

18.1	Confidentiality

18.11.1.
Subject to Clauses 17.1.2 and 17.2, each Party shall treat as strictly confidential, and not disclose or use, any information relating to this Agreement or any ancillary agreements thereto, including the negotiations thereof. The Seller shall not disclose or use any information relating to any member of the Purchaser's Group. The Purchaser shall not disclose or use any information relating to the Seller's Group.

18.11.2.	The restrictions contained in Clause 17.1.1 shall not apply if and to the extent:

A.	disclosure is permitted by this Agreement;

B.	disclosure is required by any Law;

C.
disclosure is made to any court, any securities exchange or regulatory or governmental body, as required or reasonably necessary in connection with the relevant Party's dealings with regulatory or tax authorities;

D.	disclosure is necessary to enforce this Agreement;

E.	the other Party has given its written consent to disclosure;

F.	the information has come into the public domain through no fault of a member of the relevant Party's group; or

G.	disclosure is reasonably necessary to obtain advice from a professional adviser bound by confidentiality.
In the event of disclosure of information pursuant to Clause 17.1.2 (B) or (C), the disclosing Party shall, to the extent practicable, consult with the other relevant Party as to the contents, form and timing of the disclosure to be made.

18.11.3.
Each of the Parties shall ensure that its shareholders, subsidiaries, participations, and the executive and non-executive directors, employees and advisors of the relevant Party's group shall observe the restrictions in Clause 17.1 as if directly a party to this Agreement.

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18.2	Announcements

18.11.1.
Subject to Clause 17.2.2, none of the Parties shall make any announcement before or after Completion with respect to this Agreement or any ancillary matter without the prior written consent of the other Party, which consent not to be unreasonably withheld or delayed.

18.11.2.
A Party may make an announcement with respect to the Agreement or any ancillary matter if required by any Law, legal process or stock exchange requirement to which that Party is subject, provided that such announcement shall be made by such Party only after consultation with the other Party.

18.	GENERAL PROVISIONS

18.1	Further assurance
Each of the Parties shall sign all such further documents and shall perform all further acts as reasonably necessary for the purpose of satisfying their respective obligations under this Agreement.

18.2	Notices
All notices, consents, waivers and other communications in connection with this Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier or e-mail to the appropriate addresses set out below, or to such addresses as a Party may give notice to the other Party from time to time. A notice shall be effective upon receipt and shall be deemed to have been received (i) if delivered by hand, registered mail or express courier, at the time of delivery, or (ii) if delivered by e-mail, at the time of successful transmission.
To the Seller:
Name: Assembléon Holding B.V.
Attention: Thierry Girardot
Address: Reguliersgracht 84, 1017 LV Amsterdam, the Netherlands
E-mail: thierry@girardot.nl

with copy (which shall not constitute notice) to:

Name: De Breij Evers Boon N.V.
Attention: Joris Boon
Address: Koningslaan 31, 1075 AB Amsterdam, the Netherlands
E-mail: joris.boon@debreij.com

To the Purchaser:
Attention: Kulicke & Soffa Holdings B.V. c/o Kulicke & Soffa Industries, Inc.
Attention: Mr. L.A. Wong
Address: Schiphol Boulevard 231, B-Tower, 5th Floor, 1118BH Schiphol, the Netherlands
E-mail: lwong@kns.com

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with copy (which shall not constitute notice) to:

Name: Stibbe N.V.
Attention: Duco de Boer
Address: Strawinskylaan 2001, 1077 ZZ, Amsterdam, the Netherlands
E-mail: duco.deboer@stibbe.com

18.3	Expenses
Except as explicitly stated otherwise in this Agreement, each Party shall pay its own costs and expenses in relation to the preparation and execution of this Agreement, any ancillary agreement and the transfer of the Shares. The Purchaser shall pay the costs of the Deed of Transfer.

18.4	Entire agreement
This Agreement constitutes the entire agreement between the Parties relating to the sale and purchase of the Shares and supersedes any earlier agreements between the Parties with respect to the subject made hereof, whether in writing or oral.

18.5	Amendment
This Agreement may only be amended in writing.

18.6	Assignment
None of the Parties may assign or cause the assumption any of its rights or obligations under this Agreement, whether in whole or in part, to any other person without the prior written consent of the other Party. The Purchaser, however, has the right to assign or procure the assumption of any rights and obligations under this Agreement to any member of the Purchaser's Group without any consent being required, provided however that such assignment shall not be absolute, but shall be expressed to have effect only for so long as the assignee remains a member of the Purchaser's Group and that, immediately before ceasing to be such a member, the assignee shall assign the benefit to a member of the Purchaser's Group.

18.7	Partial invalidity
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced with a provision that is valid and enforceable and reflects as closely as possible the intent of the invalid or unenforceable provision.

18.8	No rescission
Except as explicitly stated otherwise in this Agreement, the Parties waive their rights (i) to rescind (ontbinden) this Agreement after Completion on the basis of section 6:265 of the Dutch Civil Code, (ii) invoke section 6:228 of the Dutch Civil Code in the sense that an error (dwaling) shall remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 of the Dutch Civil Code and (iii) in whole or in part seek the alteration (wijziging) of this Agreement pursuant to article 6:230 of the Dutch Civil Code.

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18.9	No remedy
The Parties exclude the applicability of Title 1 Book 7 of the Dutch Civil Code.

18.10	No waiver
Except as explicitly stated otherwise in this Agreement, the rights of the Purchaser under this Agreement are without prejudice to any other rights and remedies available to the Purchaser. No failure or delay by any Party in exercising any right or remedy under or in connection with this Agreement shall impair any right or remedy, or operate or be construed as a waiver of any right or remedy.

18.11	Payments

18.11.1.
If any sum payable by the Seller under this Agreement is subject to Taxes (whether by way of deduction, withholding, set-off, counterclaim or loss or diminution of Tax Relief or otherwise), such payment shall be increased with an amount that leaves the Purchaser or the relevant Group Company in the position in which each of them would have been had such sum payable by the Seller under this Agreement not been subject to Taxes. For purposes of calculating the increased payment as set forth in the previous sentence, the value of any loss or diminution of Tax Loss Carry Forwards shall be equal to the amount of Tax Loss Carry Forwards so reduced or diminished multiplied by the highest statutory rate of the relevant Corporate Income Tax applicable in the year in which the payment is made.

18.11.2.
Any payment made by the Seller to any member of the Purchaser's Group or by the Purchaser to the Seller under this Agreement shall be deemed a euro-for-euro repayment and adjustment of the Purchase Price for Dutch Tax purposes.

18.12	Third party rights
Except as explicitly stated otherwise in this Agreement, no provision of this Agreement is intended to create a third party stipulation (derdenbeding).

18.13	Counterparts
This Agreement may be executed in any number of counterparts.

18.14	Governing law
This Agreement and all agreements resulting therefrom are governed by the laws of the Netherlands.

18.15	Jurisdiction
The competent court in Amsterdam, the Netherlands shall have exclusive jurisdiction to settle any dispute in connection with this Agreement, or any agreements resulting

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therefrom, without prejudice to the right of appeal, including an appeal to the Supreme Court.

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AGREED AND SIGNED ON THE DATE FIRST ABOVE WRITTEN

Kulicke & Soffa Holdings B.V.

/s/ L. A. Wong	/s/ B. W. de Sonnaville
By: Mr. L. A. Wong	By: Mr. B. W. de Sonnaville
Title: Director A	Title: Director B

Assembléon Holding B.V.

/s/ T.A.P. Girardot	/s/ J.F.P. de Groot
By: Mr. T.A.P. Girardot	By: Mr. J.F.P. de Groot
Title: Director	Title: Director

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For acknowledgment of, and agreement with, Clause 8 and Schedule 8.1:

Assembléon B.V.

/s/ T.A.P. Girardot	/s/ J.F.P. de Groot
By: Mr. T.A.P. Girardot	By: Mr. J.F.P. de Groot
Title: Director	Title: Director

Assembléon Netherlands B.V.

/s/ T.A.P. Girardot	/s/ J.F.P. de Groot
By: Mr. T.A.P. Girardot	By: Mr. J.F.P. de Groot
Title: Director	Title: Director

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SCHEDULE 1 (TAX MATTERS)

1.	DEFINITIONS AND INTERPRETATION

10.1	In addition to the terms defined in the Definitions Schedule, in this Schedule the following definitions are used:
"CITA" means the Dutch Corporate Income Tax Act (Wet op de Vennootschapsbelasting 1969);
"Corporate Income Tax" means any profit based Tax, including but not limited to corporate income Tax levied in accordance with the CITA or any comparable non-Dutch Law or provision;
"Corporate Income Tax Fiscal Unity" means a fiscal unity (fiscale eenheid) within the meaning of section 15 of the CITA of which any Group Company is or has ever been a member;
"Independent Tax Advisor" means an independent tax advisor or tax lawyer with at least ten (10) years of experience as a practicing tax advisor or tax lawyer and being a member of the Dutch tax advisors association (Nederlandse Orde van Belastingadviseurs) or the Dutch Association of Tax Lawyers (Nederlandse Vereniging van Advocaat-Belastingkundigen);
"Notice of Objection" has the meaning given in Clause 10.1 of this Schedule;
"Opening Balance Sheet" has the meaning given in Clause 3.3.1 of this Schedule;
"Outstanding VAT" means the Dutch VAT due and payable on a VAT tax return (aangifte omzetbelasting) relating to a period in 2014 that has not yet been filed and for which the filing deadline has not yet passed on the Completion Date;
"Pre-Completion Tax Returns" has the meaning given in Clause 8.2 of this Schedule;
"Tax Indemnities" has the meaning given in Clause 5.1 of this Schedule;
"Tax Refund" means a rebate, refund or repayment of or in respect of Tax;
"Tax Return" means any communication relating to Taxes, including but not limited to a filing, return, declaration, election, report or other formal or informal information provision, and any change thereto or amendment thereof;
"TCA" means the Dutch Tax Collection Act (Invorderingswet 1990);
"Transaction" means any transaction, event, circumstance, act or omission whatsoever, including the death or dissolution or liquidation of any person, and the execution or performance of the Agreement;
"VAT" means (i) value added Tax levied pursuant to the VAT Directive (2006/112/CE) as implemented in the Laws of the relevant member state of the European Union, and (ii) any Tax of similar nature;

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"VAT Fiscal Unity" means a fiscal unity within the meaning of section 7 of the Dutch Value Added Tax Act (Wet op de omzetbelasting 1968) of which any of the Group Companies is or has ever been a member; and
"Wage Tax" means any employment related Tax which is levied from the employer (by way of withholding or otherwise), including but not limited to wage tax levied in accordance with the Dutch Wage Tax Act (Wet op de loonbelasting 1964), or any comparable Dutch or non-Dutch Law.

10.2	Any reference to:

•
any "Transaction(s) occurring on or before the Completion Date" include any Transaction(s) deemed to occur for Tax purposes on or before the Completion Date and shall include a series or combination of Transactions the first of which occurred before such date;

•
any "income, profits or gains earned, accrued or received on or before the Completion Date" include any income, profits or gains deemed to be earned, have accrued or be received for Tax purposes on or before the Completion Date.

2.	PRE-COMPLETION OBLIGATIONS OF THE SELLER

10.1	Conduct of business before Completion

8.5.1	During the period from 1 January 2014 until the Completion Date, the Seller has ensured or shall ensure (as the case may be) that:

(A)
none of the Group Companies has deviated or shall deviate (as the case may be) from the principles consistently applied and the courses of action consistently followed in the last three (3) years in respect of (i) the determination of the profit for Tax purposes (fiscale winstbepaling) of the Corporate Income Tax Fiscal Unity, including but not limited to the depreciation schedule, and the moment revenue, income, gain, loss, cost and expenditures are recognised for Tax purposes, and (ii) the valuation of the assets and liabilities for Tax purposes of the Corporate Income Tax Fiscal Unity; and

(B)
no decisions or any other actions have been taken or are taken (as the case may be) by the Seller or any Group Company which may prejudice or otherwise cause an adverse change in the Tax position of any Group Company, other than in the ordinary course of business.

8.5.2
During the period from 1 January 2014 until the Completion Date, the Seller has ensured or shall ensure (as the case may be) that no Group Company has taken or shall take part (as the case may be) or has been or be involved (as the case may be):

(A)
in any Transaction which may give rise to a Tax Liability (including the increase of an existing Tax Liability) for any of the Group Companies (or would have given or might give rise to such a Tax liability but for the availability of any Tax Facility) other than in the ordinary course of business; and

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(B)
in any Transaction or has taken or shall take (as the case may be) any decision other than in the ordinary course of business which (i) may cause a diminution or loss of a Tax relief contained in the Financial Statements 2013, or (ii) may have the effect of prejudicing any Tax Relief or Tax Facility taken into account in respect of any event or transaction that occurred prior to the Financial Statements 2013.

3.	TERMINATION OF FISCAL UNITY

10.1	Termination of VAT Fiscal Unity
The Seller shall cause that the request referred to in section 43 paragraph 1 of the Dutch Tax Collection Act (Invorderingswet 1990) for the termination of the VAT Fiscal Unity in respect of the Seller and the Group Companies to take effect as per the Completion Date, and the Seller shall submit such request to the competent Tax Authorities on the Completion Date.

10.2	Termination of Corporate Income Tax Fiscal Unity
The Seller and the Purchaser agree that the Corporate Income Tax Fiscal Unity in respect of the Group Companies shall terminate on the Completion Date and the Seller and the Purchaser shall not take any position in a Tax Return or in any other communication with the Tax Authorities that is inconsistent with such agreed termination date. The Seller and Purchaser shall, however, make reasonable efforts to terminate the Corporate Income Tax Fiscal Unity per ultimo 2014 to align the termination of the Corporate Income Tax Fiscal Unity with the financial year 2014 of the Group Companies, provided that the Purchaser shall not have to accept a termination of the Corporate Income Tax Fiscal Unity prior to Completion unless the Tax Authorities agree that the taxable results (belastbare winst) of the Group Companies from 1 January 2015 up to the Completion Date can be included in a new fiscal unity between the Purchaser and the Group Companies. The Seller and Purchaser shall contact the Tax Authorities to discuss any possibilities in this respect.

10.3	Opening Balance Sheet

8.5.1
The Seller shall prepare the opening balance sheet for tax purposes of each Group Company as per the date on which the respective Group Company will no longer form part of a Corporate Income Tax Fiscal Unity with the Seller through the operation of this Agreement (the "Opening Balance Sheet"). The Seller shall prepare the Opening Balance Sheet in line with the principles consistently applied and the courses of action consistently followed in the last three (3) years in respect of (i) the depreciation schedule, and the moment revenue, income, gain, loss, cost and expenditures are recognised for Tax purposes, and (ii) the valuation of the assets and liabilities for Tax purposes.

8.5.2	The Seller shall deliver the Opening Balance Sheet to the Purchaser within a period of six (6) weeks after the adoption of the annual accounts 2014 of the Group Companies.

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8.5.3
The Purchaser is entitled to dispute the Opening Balance Sheet of any Group Company in accordance with Clause 9 of this Schedule. If the Purchaser does not dispute the Opening Balance Sheet of a Group Company, the Opening Balance Sheet of such Group Company is deemed to be approved and becomes final.

8.5.4
The Purchaser shall procure that each Group Company shall provide the Seller with direct access to its financial administration to the extent necessary to prepare the Opening Balance Sheet and shall furthermore provide such information and render such assistance as is necessary and reasonable for the preparation of the Opening Balance Sheet and shall cause any Group Company (and their respective officers, employees, agents, accountants, lawyers, advisors and other representatives) to cooperate fully therein.

10.4	Transfer of Tax Relief
Any Tax Relief attributable to any Group Company shall be transferred by the Seller to the relevant Group Company to the maximum extent possible, such that it will be available to the relevant Group Company after Completion. In respect of any Tax Loss Carry Forwards attributable to any Group Company such transfer shall be done by means of surrendering the Tax Loss Carry Forwards to the Company the relevant Group Company on the basis of section 15af of the CITA.

4.	UNDERTAKINGS

10.1
The Seller shall terminate or cause to be terminated, as of the Completion Date, any tax indemnity, tax sharing or tax allocation agreement to which any Group Company is a party, unless the Purchaser specifically requests otherwise in writing.

5.	TAX INDEMNITIES

10.1
The Seller shall indemnify (vrijwaren) and hold harmless (schadeloosstellen) each member of the Purchaser's Group and each Group Company from any Damages (including fines and penalties), claims, actions, proceedings, awards, settlements, judgments and any other liabilities that any member of the Purchaser's Group or any Group Company may at any time, suffer or incur, become subject to or owe as a result of or in connection with:

8.5.1	any Tax Liability as a result of a breach of the obligations set forth in Clause 2 of this Schedule by the Seller or any Group Company;

8.5.2
any Tax Liability of the Purchaser or any Group Company in respect of any Transaction in respect of any of the Group Companies occurring on or before the Completion Date, or by reference to any income, profits or gains earned, accrued or received by any of the Group Companies on or before the Completion Date, whether in respect of a period ending on or before the Completion Date or a period commencing before and ending after the Completion Date;

8.5.3
the loss or diminution of Tax Relief available or attributable to any Group Company at the Completion Date in as far as taken into account in the Financial Statements 2013 or Financial Statements 2014;

8.5.4	any Tax Liability of the Purchaser or any Group Company if such Tax Liability is the result of, relates to or is otherwise connected with:

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(A)
an election for Tax purposes, a refund or repayment of Tax (including any adjustments made by any Tax Authority) by the Seller or any of the Group Companies in respect of any period or part of a period ending on or before the Completion Date;

(B)
the application of a claw-back provision or any other comparable provision under applicable Law resulting from the use or application of a Tax Facility by the Seller or any of the Group Companies in respect of any period or part of a period ending on or before the Completion Date; or

(C)
a claw back, reversal, revision or recapture, in the form of an income inclusion or otherwise, of a deduction or depreciation for Corporate Income Tax purposes taken by the Seller or any of the Group Companies in respect of any period or part of a period ending on or before the Completion Date;

8.5.5
any Tax Liability that arises as a result of any Group Company not recovering the underpaid Tax from any individual who for Tax purposes is considered an (former) employee of any Group Company (including for the avoidance of doubt any statutory directors or supervisory board members) in accordance with Clause 7 of this Schedule.

8.5.6
the set-off pursuant to section 24 paragraph 2 of the TCA by any Tax Authority of any Taxes for which any person other than any Group Company is liable, against any receivable any Group Company has on any Tax Authority;

8.5.7	any claim for Taxation made against any Group Company pursuant to section 39 or 43 of the TCA or any similar concept under any other applicable Law; and
(collectively referred to as the "Tax Indemnities"),
or - at the Purchaser's election - pay (i) an amount equal to the amount necessary to place each of the Purchaser or each relevant Group Company in the position in which each of them would have been if the relevant matter had not existed or arisen, or (ii) the actual amount of Damages suffered or incurred by the Purchaser in respect of such matter.

10.2
Nothing in the Transfer and Settlement Agreement, shall affect the Tax Indemnities, the other Specific Indemnities or the Warranties. Consequently the Purchaser's rights under this Agreement, including but not limited to the right to make a claim under the Tax Indemnities, the other Specific Indemnities or the Warranties, shall not be limited, diminished or otherwise affected in any way by the Transfer and Settlement Agreement.

6.	EXCLUSIONS

10.1	The Tax Indemnities shall not apply in respect of any Tax Liability of each member of the Purchaser's Group and each Group Company if and to the extent that:

8.5.1
such Tax Liability can been claimed under the Philips Tax Indemnity, unless it is determined by a competent court or arbitration tribunal without the possibility for further appeal, that such Tax Liability cannot be successfully claimed in full from Koninklijke Philips N.V. under the Philips Tax Indemnity;

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8.5.2	such Tax Liability relates and leads to the loss or diminution of Tax Loss Carry Forwards available or attributable to any Group Company at the Completion Date;

8.5.3
such Tax Liability has been adequately provided for in the (i) Financial Statements 2013 for any Tax Claim or part thereof relating to the period prior to 1 January 2014; or (ii) Financial Statements 2014 for any Tax Claims, or part thereof relating to any period as of 1 January 2014 up to and including the Completion Date ;

8.5.4	such Tax Liability has actually been paid or discharged before the Accounts Date, provided that the following Taxes may be paid between the Accounts Date and the Completion Date:

(A)	Wage Tax and social security contributions in the ordinary course of business of the Group Companies in respect of the period between the Accounts Date and the Completion Date; and

(B)
China business tax in respect of income, profits or gains earned, accrued or received in the ordinary course of business of the relevant Group Companies in respect of the period between the Accounts Date and the Completion Date.

8.5.5
such Tax Liability arises or is increased solely as a result of a change in the applicable Tax Laws announced after the Completion Date or the withdrawal of any preferential administrative guidance by any Tax Authority after the Completion Date; or

8.5.6
such Tax Liability concerns (i) Corporate Income Tax payable by the Seller or a Group Company in respect of income, profits or gains earned, accrued or received by the Seller, but only in relation to the actions set forth in Clause 8.5.3 of this Schedule, and the Group Companies in the ordinary course of business in the period as of 1 January 2014 up to the Completion Date, except any Tax Liability as a result of the break-up of the Corporate Income Tax Fiscal Unity, including but not limited to as a result of article 15ai of the CITA, or (ii) the Outstanding VAT.

Clauses 12.7, 12.8, 12.10, 12.11, 12.12 and 12.13.3 of the Agreement shall apply mutatis mutandis with respect to this Schedule.

7.	NO RECOVERY OF UNDERPAID WAGE TAXES FROM THIRD PARTIES
If a Tax Claim (including interest and penalties) is made against any Group Company for the underpayment of Taxes in respect of any payment in cash or in kind (including but not limited to equity incentives) made to current or former employees of any Group Company which qualifies as taxable wages for purposes of Wage Tax and relates to the period ending on the Completion Date, none of the Group Companies shall be obliged to recover such Tax from the relevant current or former employees and the possibility of such recovery shall not affect or prejudice the Tax Indemnities in any way.

8.	CONDUCT OF TAX AFFAIRS

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10.1	Subject to Completion, the Purchaser and the Seller have agreed that the Tax affairs shall be conducted in the manner as set forth in Clauses 8.2, 8.3 and 8.4 of this Schedule.

10.2
The Seller shall or shall procure that any Group Company shall prepare and submit (except to the extent relating to the Opening Balance Sheet), all Tax Returns of any Group Company to the extent these are required to be filed before the Completion Date, and the Tax Returns of the Corporate Income Tax Fiscal Unity and VAT Fiscal Unity relating to the period prior to Completion ("Pre-Completion Tax Return"), consistent with past practice within the relevant time limit, provided that:

8.5.1
the Purchaser and its advisers shall be provided on a timely basis with all relevant information, including but not limited to copies of all Pre-Completion Tax Returns, correspondence and other documents to be submitted to the relevant Tax Authority in relation to Pre-Completion Tax Returns (together with such other information as may be necessary to enable the Purchaser to consider the correspondence and other documents in light of all material facts) within sufficient time before submission to the relevant Tax Authority to enable the Purchaser to comment on such returns and correspondence or documents;

8.5.2
all timely and reasonable comments of the Purchaser or its advisers received by the Sellers or their advisers are, consistent with past practice, incorporated in the documents to be submitted to the relevant Tax Authority, provided that in respect of any Tax Returns relating to (i) the Corporate Income Tax payable by the Seller or a Group Company in respect of income, profits or gains earned, accrued or received in the ordinary course of business of the Group Companies in the period as of 1 January 2014 up to the Completion Date or (ii) the Outstanding VAT, all comments of the Purchaser or its advisers received by the Sellers or their advisers are incorporated in the documents to be submitted to the relevant Tax Authority;

8.5.3
the Purchaser is kept fully informed about the status of any negotiations relating to the Pre-Completion Tax Affairs and is consulted on any matters relating to Pre-Completion Tax Affairs, which the Purchaser may specify in writing to the Seller;

8.5.4
the Seller shall not agree to any Tax assessment imposed in respect of any Pre-Completion Tax Returns nor settle any discussion with the Tax Authorities pursuant to or in connection with any Pre-Completion Tax Returns, without the written consent by the Purchaser, such consent shall not be unreasonably withheld or delayed, provided that in respect of any Tax assessments or Tax Returns relating to (i) the Corporate Income Tax payable by the Seller or a Group Company in respect of income, profits or gains earned, accrued or received in the ordinary course of business of the Group Companies in the period as of 1 January 2014 up to the Completion Date or (ii) the Outstanding VAT, the Purchaser shall determine in its sole discretion whether or not to give its consent;

8.5.5	Any Pre-Completion Tax Returns are agreed with the Tax Authority as quickly as reasonably possible;

10.3
With respect to the Tax Returns of any Group Company which are not covered by Paragraph 8.2 the Purchaser shall procure that any Group Company shall prepare, negotiate, and agree the Tax Returns at the expense of any Group Company. For a period of three (3) calendar years after the Completion Date, the Purchaser shall not take any position in the Tax Returns of the Group Companies that is contrary to the position that the Seller or the Group Companies have taken in any Pre-Completion Tax Return, except (i) as required by Law, (ii) to the extent that such change would be in line with Seller's past practise, and/or (iii) to the extent such change relates to a transfer pricing adjustment , including the implementation of a transfer pricing policy. The Purchaser shall duly, timely and properly file (or procure to be filed) with each relevant Tax Authority, all Tax Returns which are not covered by Paragraph 8.2.

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10.4
Purchaser shall reimburse the Seller for (i) the Corporate Income Tax actually paid by the Seller after Completion in respect of income, profits or gains earned, accrued or received by the Seller, but only in relation to the actions set forth in Clause 8.5.3 of this Schedule, and the Group Companies in the ordinary course of business in the period as of 1 January 2014 up to the Completion Date, except any Tax Liability as a result of the break-up of the Corporate Income Tax Fiscal Unity, including but not limited to as a result of article 15ai of the CITA, and (ii) the Outstanding VAT actually paid by the Seller after Completion. If Seller receives a Tax Refund from any Tax Authority in relation to (i) Corporate Income Tax in respect of the period as of 1 January 2014 up to the Completion Date, or (ii) VAT in respect of the period to which the Outstanding VAT relates, then the Seller will as soon as practically possible notify the Purchaser and pay to the Purchaser the amount of such Tax Refund within five (5) Business Days of the actual receipt or realization, through a credit, set-off or otherwise, of the Tax Refund.

10.5	Other obligations regarding the Tax affairs:

8.5.1
The Purchaser and the Seller shall provide each other such information and render such assistance as is necessary and reasonable for the proper and timely preparation and submission of the Tax Returns of any Group Company and shall cause any Group Company (and their respective officers, employees, agents, accountants, lawyers, advisors and other representatives) to cooperate fully therein.

8.5.2
Without prejudice to the foregoing, the Seller will elect in the relevant Dutch Corporate Income Tax Return to surrender any Tax Loss Carry Forwards (if any) transferred under Clause 3.4 of this Schedule.

8.5.3	The Purchaser and the Seller agree that the Seller shall undertake the following actions after Completion:

(A)
determine the (i) at arm’s length management fee payable by the relevant Group Companies to the Seller and (ii) at arm’s length interest rate in respect of the Intercompany Loan I and the Intercompany Loan II;

(B)	based on the outcome of the determination as meant under (A) above, the Tax Returns of the Corporate Income Tax Fiscal Unity for the years 2011 through 2013 should be adjusted accordingly; and

(C)	discuss the adjustment with the Dutch Tax Authorities with a view to obtaining a confirmation from the Dutch Tax Authorities that the relevant Tax Returns will be considered amended accordingly.
The Purchaser and the Seller shall provide each other such information and render such assistance as is necessary and reasonable in connection with the above and shall cause their respective officers, employees, agents, accountants, lawyers, advisors and other representatives to cooperate fully therein.

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9.	CONDUCT OF TAX CLAIMS

10.1
Upon receipt by the Purchaser or any Group Company of any Tax Claim relating to any period prior to Completion, the Purchaser shall provide or procure that written notice is provided to the Seller as soon as is reasonably practicable.

10.2
The Seller shall be entitled at its own expense to resist or contest the Tax Claim in the name of the Purchaser or the relevant Group Company, as the case may be, provided that neither the Seller nor its advisors shall take any position that may reasonably be expected to materially adversely affect the position of the Purchaser and/or any Group Company. For purposes of the previous sentence a loss or diminution of Tax Loss Carry Forwards existing at Completion shall not be considered to adversely affect the position of the Purchaser and/or the Company In such case the Seller has the conduct of any appeal, dispute or defence of such Tax Claim. The Purchaser will provide and will procure that any Group Company provides reasonable co-operation, access and assistance for purposes of resisting or contesting such Tax Claim.

10.3
The Purchaser may make Clause 9.2 of this Schedule conditional on the provision by the Seller of adequate security for the payment of any amounts that may become due under this Schedule in respect of such Tax Claim, in which respect the Parties agree and acknowledge that no such security is required as long as the Escrow Amount has not been released.

10.4
The Seller and its advisers shall (i) provide the Purchaser and its advisers on a timely basis with drafts of all documents before these are submitted, (ii) make such amendments as the Purchaser reasonably requests, and (iii) provide the Purchaser and its advisors with all relevant information, including but not limited to copies of all correspondence and other documents related to the Tax Claim.

10.	DISPUTE RESOLUTION

10.1
The Purchaser is entitled to dispute the Opening Balance Sheet in writing within 60 (sixty) Business Days after delivery thereof (the "Notice of Objection"). The Notice of Objection shall include an explanation of the objections as well as the Purchaser's calculation or determination of the relevant Opening Balance Sheet.

10.2
If the Purchaser gives a Notice of Objection in accordance with this Clause 10.1 and the Seller and the Purchaser subsequently fail to resolve the objections amicably within twenty (20) Business Days after delivery of the Notice of Objection, all objections shall be referred to an Independent Tax Advisor, appointed by the Seller and the Purchaser jointly. In the event the Seller and the Purchaser do not reach agreement as to the choice of such an Independent Tax Advisor within three (3) Business Days after expiration of the twenty (20) Business Days period mentioned above, the Independent Tax Advisor shall be appointed by the chairman of the Dutch tax advisors association (Nederlandse Orde van Belastingadviseurs), upon request of either the Seller or the Purchaser.

10.3
The Independent Tax Advisor shall determine the Opening Balance Sheet, whereby the Seller and the Purchaser shall instruct the Independent Tax Advisor to do its utmost to provide his binding advice (bindend advies) within 40 (forty) Business Days after acceptance of the appointment and to inform the Seller and the Purchaser thereof in writing.

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10.4
If the Independent Tax Advisor determines the relevant balance sheet item(s) at an amount equal to the amount described in the Opening Balance Sheet plus or minus between 0% and 10% (ten per cent), as the case may be, the fees and expenses invoiced by the Independent Tax Advisor shall be for account of and shall be paid by the Purchaser. In each other case, the fees and expenses invoiced by the Independent Tax Advisor shall be for the account of the Purchaser and the Seller, whereby the Purchaser and the Seller shall equally split the relevant invoice(s).

10.5
This Clause 10 shall apply mutatis mutandis to the calculation of a corresponding Tax benefit, as meant in Clause 12.11 of the Agreement, if any, in connection with a claim under the Tax Indemnities, unless such claim under the Tax Indemnities is referred to the competent court, in accordance with Clause 18.15 of the Agreement, in which case the ruling of the relevant court shall be decisive, unless the Parties decide otherwise.

11.	Precedence
This Schedule 1 (Tax Matters) governs the procedure for all Tax Liability claims and in case of a conflict between this Schedule 1 and the remainder of the Agreement this Schedule 1 will take precedence.

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SCHEDULE 3.3 (ESCROW AGREEMENT)

[OMITTED]

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SCHEDULE 4.3.1 (PERMITTED BUSINESS PAYABLES)

[OMITTED]

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SCHEDULE 7.2 (SELLER SECURITY RIGHTS)

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SCHEDULE 8.1 (TRANSFER AND SETTLEMENT AGREEMENTS)

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Transfer and settlement agreeement_Tekenversie

Transfer and settlement agreement

between Assembléon Holding B.V. and Assembléon B.V.
19 December 2014

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Transfer and settlement agreement

The undersigned:

1
Assembléon Holding B.V., a private limited liability company, constituted under the laws of the Netherlands, whose corporate seat is in Eindhoven, the Netherlands, and whose office is at De Run 1022, 5503 LA Eindhoven, the Netherlands (the "Holding"), and

2
Assembléon B.V., a private limited liability company, constituted under the laws of the Netherlands, whose corporate seat is in Eindhoven, the Netherlands, and whose office is at De Run 1022, 5503 LA Eindhoven, the Netherlands (the "Company"),

3
Assembléon Netherlands B.V., a private limited liability company, constituted under the laws of the Netherlands, whose corporate seat is in Eindhoven, the Netherlands, and whose office is at De Run 1022, 5503 LA Eindhoven, the Netherlands (the "Assembléon Netherlands"),

The Holding, the Company and Assembléon Netherlands collectively referred to as the "Parties" and each individually also as a "Party".

Whereas:

A
On the date of this agreement the Holding holds all shares in the capital of the Company (the "Shares"). The Company holds all shares in the capital of Assembléon Netherlands (the Company and Assembléon Netherlands hereinafter collectively: the "Group Companies").

B
The Holding is considering a sale and transfer of the Shares to a third party (the "Transaction"). In view of the Transaction, the Parties have assessed the intercompany relations, including the intercompany financing (the "ICA Financing"), and wish to come to a disentanglement of their respective rights, obligations and entitlements with regard to certain specific agreements, amounts payable and amounts receivable which form part of the ordinary course of business of the Group Companies (the "Disentanglement").

C
In this respect the Parties acknowledge that the Holding has entered into certain agreements and incurred certain liabilities for the benefit of the business of the Group Companies such as, for example, insurances, taxes and/or professional advisory fees, which agreements have been entered into and liabilities have arisen in the ordinary course of business, and include, but are not limited to, the agreements (the "Transfer Agreements") and liabilities in connection thereto, which are listed in Annex A (the "Liabilities"). Assembléon Netherlands wishes to take over the Transfer Agreements and the Liabilities and to perform the obligations under the Transfer Agreements including settling the Liabilities with the relevant creditors to the Liabilities, with the exclusion of the insurances that form part of the Transfer Agreements and the Liabilities (the "Insurances"), which the Company wishes to take over.

D
In addition, the Parties have established and acknowledge that Assembléon Netherlands is entitled to certain receivables for which currently the Holding is the creditor towards the relevant third parties, such as prepaid insurance premiums and the receivable in relation to Stichting Y&AC. The relevant receivables are listed in Annex A (the "Receivables").

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E
Furthermore, as part of the Disentanglement the Parties have established and acknowledge that the proceeds (including the interest in relation thereto) of the sale of a (potential) claim against Yamaha Motor Company Ltd. and Yamaha Motor JM Europe Gmbh, a matter with which the Parties are sufficiently familiar (the "Yamaha Proceeds"), to a third party, has been mistakenly included in the accounts of the Holding, while it should have been attributed to Assembléon Netherlands and included in its accounts, which the Parties wish to revise.

F
Finally, taking into account the foregoing, the Parties have come to an understanding and agreement regarding an amendment of the amount of the ICA Financing and the amount of interest in relation thereto.

G	The Parties wish to lay down and record their arrangements in this respect in this agreement.

It is agreed as follows:

1	Debt takeover and contract takeover

7.1
In accordance with section 6:155 respectively section 6:159 of the Dutch Civil Code, (i) Assembléon Netherlands hereby takes over the Liabilities and the Transfer Agreements from the Holding (with the exclusion of any rights and obligations in relation the Insurances), and (ii) the Company hereby takes over any rights and obligations in relation the Insurances.

7.2
Each Party shall use its best endeavours to give effect to the takeover of the Liabilities in accordance with clause 1.1 including by notifying the creditors to the Liabilities and the counterparties to the Transfer Agreements and to the extent legally required to enter into good faith discussions and negotiations in order to come to an arrangement with the relevant creditors and counterparties for the approval of such takeover.

2	Assignment
In accordance with article 3:94 of the Dutch Civil Code the Holding hereby assigns the Receivables to Assembléon Netherlands which assignment is hereby accepted by Assembléon Netherlands.

3	Yamaha Proceeds

3.1
To revise the attribution of the Yamaha Proceeds as referred to in consideration E, the Holding shall remove the Yamaha Proceeds from its accounts and Assembléon Netherlands shall include the Yamaha Proceeds in its accounts.

3.2
To reflect the revision referred to in clause 3.1, the ICA Financing between Assembléon Netherlands and the Holding shall be amended by reducing the amount payable by Assembléon Netherlands to the Holding under the ICA Financing with an amount equal to the value of the Yamaha Proceeds as per 30 November 2014.

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4	ICA financing

4.1
The takeover as referred to in clause 1.1, the assignment as referred to in clause 2 and the revision as referred to in clause 3 including the amendment of the intercompany positions and accruals in relation thereto (hereinafter together the "Variations"), take place with retrospective effect per 30 November 2014. In connection therewith, the Parties establish and acknowledged that the ICA Financing shall be amended as per 30 November 2014 to reflect the Variations and the interest due in connection therewith in the manner as set out in annex A.

4.2	With effect from 30 November 2014 the Variations shall be included in the balance sheet of the Parties.

5	Indemnification
The Group Companies shall fully indemnify the Holding and hold the Holding harmless for any and all claims against the Holding in connection with the Liabilities, the Receivables or the Transfer Agreements.

6	No rescission
The Parties waive their right under articles 6:265 to 6:272 inclusive 6:228, 6:230 and 6:258 of the Dutch Civil Code to rescind (ontbinden), nullify (vernietigen), make amendment proposals (wijzigingsvoorstellen) regarding the agreement in the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding), nullification (vernietiging) or the amendment of the agreement.

7	Law and jurisdiction

7.1	This agreement shall be governed by and shall be construed in accordance with the laws of the Netherlands.

7.2	Any dispute arising out of or in connection with this agreement shall be exclusively submitted to the competent courts in Amsterdam, the Netherlands.

- signature page to follow -

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This agreement has been executed as follows:

Assembléon Holding B.V.	Assembléon Holding B.V.
/s/ Mr. J.F.P. de Groot	/s/ T.A.P. Girardot
Name:Mr. J.F.P. de Groot	Name:Mr. T.A.P. Girardot
Place:Velthoven	Place:Amsterdam
Date:19 December 2014	Date:19 December 2014

Assembléon B.V.	Assembléon B.V.
/s/ Mr. J.F.P. de Groot	/s/ T.A.P. Girardot
Name:Mr. J.F.P. de Groot	Name:Mr. T.A.P. Girardot
Place:Velthoven	Place:Amsterdam
Date:19 December 2014	Date:19 December 2014

Assembléon Netherlands B.V.	Assembléon Netherlands B.V.
/s/ Mr. J.F.P. de Groot	/s/ T.A.P. Girardot
Name:Mr. J.F.P. de Groot	Name:Mr. T.A.P. Girardot
Place:Velthoven	Place:Amsterdam
Date:19 December 2014	Date:19 December 2014

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SCHEDULE 9.2 (COMPLETION EVENTS)

1.	GENERAL OBLIGATIONS

1.1	Obligations of the Seller
The Seller shall deliver or make available to the Purchaser:

3.1.1	duly executed powers of attorney and corporate resolutions, if and as applicable, in the agreed form;

3.1.2
a certificate, attaching evidence to the satisfaction of the Purchaser, confirming the due fulfilment of the conditions precedent set out in Clause 5.1 and confirming the fulfilment of the Seller's obligations set out in Clause 7.4;

3.1.3	an updated and final version of the Disclosure Letter;

3.1.4
written resignations in the agreed form of the managing directors, supervisory directors, executive and non-executive board members (as the case may be) of the Group Companies identified by the Purchaser and to take effect upon Completion;

3.1.5
corporate resolution(s), if applicable, to accept the resignation of certain managing directors, supervisory directors, executive and/or non-executive board members (as the case may be) of the Group Companies and grant them full discharge (décharge) for their activities as managing director, supervisory director, executive and/or non-executive board member (as the case may be) of the relevant Group Companies, effective as of Completion;

3.1.6
a deed of release, releasing on Completion, subject to the Notary holding the Intercompany Loan Repayment Amount on behalf of the Seller, the Company from any and all liability under the Intercompany Loan I and Assembléon Netherlands B.V. from any and all liabilities under the Intercompany Loan II;

3.1.7
on the Completion Date the Seller will notify the Dutch Tax Authorities in writing in accordance with article 43 paragraph 1 of the TCA that the VAT Fiscal Unity between the Seller and the Group Companies will be terminated as per the Completion Date and the Seller will provide a copy of such notification to the Purchaser on the Completion Date.

1.2	Obligations of the Purchaser:
The Purchaser shall deliver or make available to the Seller duly executed powers of attorney and corporate resolutions, if and as applicable, in the agreed form.

1.3	Obligations of the Seller and the Purchaser
The Seller and the Purchaser shall execute and shall cause their respective group companies and affiliates to execute the following documents in the agreed form to which they are a party, and shall use their best effects to cause that any third persons identified to be a party to such documents to execute such documents:

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3.1.1	the Notary Letter; and

3.1.2	the Escrow Agreement.

2.	PAYMENT OF THE PURCHASE PRICE AND THE INTERCOMPANY LOANS REPAYMENT AMOUNT
The Purchaser shall pay, or procure the payment of, the Purchase Price and an amount equal to the Intercompany Loans Repayment Amount, as notified to the Purchaser in accordance with Clause 7.1.3, at least one (1) Business Day prior to the Completion Date in accordance with Clause 3 and Clause 7.1 respectively, and in accordance with the Notary Letter, by wire transfer into the Notary's Bank Account. The Notary shall hold these funds on behalf of the Purchaser until the execution of the Deed of Transfer.

3.	TRANSFER OF THE SHARES

3.1.1	Upon completion of the steps set out above, the Purchaser and the Seller shall instruct the Notary to execute the Deed of Transfer.

3.1.2	Following the transfer of the Shares, the Seller shall cause the delivery of the shareholders' register of the Company to the Purchaser.

4.	TRANSFER OF THE ESCROW AMOUNT, Release of THE REMAINING Purchase Price and INTERCOMPANY LOANS REPAYMENT AMOUNT
Upon the execution of the Deed of Transfer, the Notary shall (i) hold the Purchase Price, minus the Escrow Amount, and the Intercompany Loans Repayment Amount in accordance with the Notary Letter for the sole benefit of the Seller and transfer these amounts in accordance with the Notary Letter to bank account designated by the Seller, and (ii) transfer the Escrow Amount to the Escrow Account in accordance with the Escrow Agreement.

5.	OTHER COMPLETION ARRANGEMENTS
Following the execution of the Deed of Transfer the persons as designated by the Purchaser shall be appointed to the management board, the supervisory board and/or the (executive and/or non-executive) board (as the case may be) of the Group Companies.

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SCHEDULE 9.3 (DEED OF TRANSFER)

[OMITTED]

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SCHEDULE 11 (WARRANTIES)

1.	GENERAL

18.1	Authority and capacity of the Seller

18.1.1
The Seller has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Agreement and to perform its obligations under the Agreement.

18.1.2	All corporate and other action required to be taken by the Seller to authorise the execution of the Agreement and the performance of its obligations under the Agreement has been duly taken.

18.1.3	The Agreement has been duly executed on behalf of the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable in accordance with their terms.

18.1.4
The execution and performance of the Agreement do not conflict with or result in a breach of any provision of the articles or equivalent organisational document of association of the Seller or, to the best knowledge of the Seller, any agreement to which the Seller is a party.

2.	CORPORATE ORGANISATION

18.1	The Group Companies

18.1.1
The Company has been duly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and currently validly exists under the laws of the Netherlands.

18.1.2	Each Group Company has been duly incorporated and currently exists under the laws of its incorporation.

18.1.3
No Group Company is involved in or subject to any Insolvency Proceedings. No decision has been taken to dissolve or liquidate any of the Group Companies and, to the best knowledge of the Seller, no order or request is pending in respect of such dissolution or liquidation.

18.1.4	No shareholders resolution has been taken in respect of any Group Company that has not been fully implemented.

18.1.5
A list of all current executive and non-executive directors of the Group Companies and all persons who have powers of attorney to represent any Group Company (including the scope of their powers), including authorised signatories in respect of any of the Group Company's bank accounts or other banking facilities, is included in section 4.1(a) of the Disclosure Letter.

18.2	Group structure

18.1.1	Appendix A (Subsidiaries) to this Schedule lists all Subsidiaries and no Group Company has any interest in an entity other than set out therein.

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18.1.2	No Group Company is a partner, nor has agreed to become a partner, of any partnership.

18.1.3	No Group Company is a member, nor has agreed to become a member, of any association, including any cooperative association and mutual insurance association.

18.3	Corporate documents, registration

18.1.1
The articles of association of the Company dated 7 April 2006 are its articles of association as currently in force. No decision has been taken to amend the articles of association of the Company or equivalent organisational document of any Group Company.

18.1.2	Each Group Company has complied at all times with any material requirement to publish or file or deliver any particulars, resolutions, authorisations and other documents to any relevant authority.

18.1.3
The books and records of each of the Group Companies contain accurate and complete records of all meetings (besluitenlijsten and notulen) and accurately reflect all other corporate resolutions of the shareholders and the management board and any committees or other bodies of any of the Group Companies.

18.1.4
Each Group Company and any of its businesses is duly registered in the trade register of the Chamber of Commerce in the Netherlands or in the equivalent register of its jurisdiction. The information registered including the information set out in the extracts from the trade register of the Chamber of Commerce is accurate and complete in all material respects.

3.	THE SHARES

18.1	Capital structure

18.1.1
The Shares constitute the whole of the issued and outstanding share capital of the Company. The Shares and the Subsidiary Shares have been validly issued and fully paid up and are free and clear of any Encumbrance. No person has made any claim relating to the Shares or the Subsidiary Shares or has claimed any Encumbrance in respect of the Shares or the Subsidiary Shares.

18.1.2
The Seller is the sole legal and beneficial owner (juridische en economische eigenaar) of the Shares and is authorised to sell and transfer full title to the Shares to the Purchaser without any restriction, and the Company is the sole legal and beneficial owner, directly or indirectly, of the Subsidiary Shares.

18.1.3	No voting and other shareholder rights attached to the Shares or the Subsidiary Shares are restricted by any agreement or any arrangement with any third party of any other Encumbrance.

18.1.4	No person has or claims any right to call for the conversion, issue, sale or transfer, repurchase or repayment of any share capital of any of the Group Companies.

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18.1.5	No person, other than the Seller and the Group Companies, has or claims any right to any distribution of the profits or assets of any of the Group Companies.

18.1.6	No depository receipts have been issued for any of the Shares or the Subsidiary Shares.

18.1.7	None of the Group Companies owns or has any interest in shares in its capital or in the capital of any direct or indirect parent company.

18.1.8
No person has made any claim against any of the Group Companies or the Seller relating to the Shares or the Subsidiary Shares or has claimed any Encumbrance in respect of the Shares or the Subsidiary Shares, or has made any other claim that challenges the Seller's Warranties given in this clause 3.1, nor is the Seller aware of any facts or circumstances, which could give rise to such claim.

18.2	Shareholders' register
The shareholders' register or equivalent register of each Group Company is accurate and complete and contains all information that is required (by Law or its articles of association or equivalent organisational document) to be recorded in such register.

4.	THE BUSINESS

18.1	Conduct of business, compliance with laws and anti-corruption

18.1.1	Each of the Group Companies is legally entitled to carry on its business in all jurisdictions in which it presently carries on its business.

18.1.2
Each of the Group Companies has at all times conducted its business in accordance with its articles of association and is in all material respects compliant with all applicable Laws in all material respects.

18.1.3	To the best knowledge of the Seller, none of the Group Companies has sold or provided any product or service which does not comply with all applicable Laws.

18.1.4
Each of the Group Companies is in compliance with all applicable anti-corruption laws including any prohibition against corruptly offering, paying, promising or authorizing the payment of any money, benefit, or anything of value, to any officer, employee or person acting in an official capacity for any government department, agency or instrumentality, including state-owned or state-controlled enterprises, or public international organization, as well as a political party or official, or candidate for political office ("Government Official") for the purpose of affecting the exercise of official discretionary authority or securing an improper advantage.

18.1.5	To the best knowledge of the Seller, none of any Group Company's officers, directors, senior managers, or principals is a Government Official.

18.2	Freedom of business
No Group Company is under any obligation towards a third party restricting its freedom to carry on its business or part of its business or to engage in any other business.

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18.3	Anti-competitive behaviour

18.1.1
No Group Company does infringe or has infringed any competition Law, and no fine or penalty has been imposed or threatened to be imposed on the Seller or any Group Company for any competition Law infringement.

18.1.2	To the best knowledge of the Seller, no Group Company has omitted to make any filing, registration or notification that is required or advisable under any applicable competition Law.

18.1.3	The Seller is not aware of any investigation, request for information or other matter, formal or informal, by or on behalf of any authority having jurisdiction in matters of competition.

18.1.4
The Seller has not been party to any merger, acquisition, joint venture or similar arrangement in relation to any Group Company that was subject to review by any authority having jurisdiction in matters of competition in the last three years.

18.4	Subsidies
No Group Company has done or agreed to do anything as a result of which:

18.1.1	any subsidy or government support received by any Group Company is or may be liable to be refunded in whole or in part;

18.1.2	any application made by any Group Company for such subsidy or government support shall or may be refused in whole or in part, and neither this Agreement nor any of the transactions contemplated by this Agreement shall have any such result.

18.5	Licenses, permits and consents
All licenses, permits, consents or other authorisations required to carry on the business of each of the Group Companies have been obtained by each Group Company and are in full force and effect in all material respects and, to the best knowledge of the Seller, there are no circumstances indicating that any of such licenses, permits, consents or other authorisations is likely to be suspended, revoked, limited or not renewed, nor shall, to the best knowledge of the Seller, the execution of the transactions contemplated by this Agreement have any such result. Each of the Group Companies is in compliance with the terms of all such licenses, permits, consents and other authorisations.

18.6	Other aspects of the business

18.1.1	No Group Company is currently participating in any consortium or joint venture, nor has it agreed to participate in any such form of cooperation.

18.1.2	No Group Company has a ranch, agency, permanent establishment or place of business outside its jurisdiction of incorporation.

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18.1.3	To the best knowledge of the Seller, no customer or supplier is likely to substantially reduce or terminate its business with any of the Group Companies.

18.1.4
To the best knowledge of the Seller, there are no circumstances that are likely to restrict or hinder the manufacture by any Group Company of any goods, or the supply by or to it of any goods or services.

18.7	Independence
No Group Company depends on the use of assets owned by or facilities or services provided by any member of the Seller's Group which are not being acquired pursuant to this Agreement and no further steps will be required to be taken to enable any Group Company to carry on its business as carried on immediately prior to Completion.

18.8	Approval
To the best knowledge of the Seller, no approval, consent, license or notice from or to any regulatory or governmental body is necessary to ensure the validity, enforceability or performance of the obligations of the Seller under this Agreement or to effect Completion other than as set out in this Agreement.

5.	FINANCIAL STATEMENTS 2014

18.1	Records
The financial and accounting records of each of the Group Companies are in its possession or directly accessible to it and contain complete and accurate details of its financial position.

18.2	Adoption, filing and publication
The financial statements of each of the Group Companies have during the period of three years prior to Completion been validly adopted, filed and published in accordance with applicable Law.

18.3	Accounting Policies
The Accounting Policies used and applied by the relevant Group Companies are in accordance with the Applicable Accounting and Reporting Rules.

18.4	Financial Statements 2014
The Financial Statements 2014:

18.1.1	have been drawn up and adopted in accordance with the Applicable Accounting and Reporting Rules and the Accounting Policies and applicable Laws; and

18.1.2
are complete and correct in all material respects and show in all material respects a true (juist) and fair view of the financial position, assets, liabilities and results of the relevant Group Companies for the accounting reference period ending on the Accounts Date.

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18.5	Liabilities
All liabilities, whether actual or contingent, relating to any period ending on or before the Accounts Date have been fully recognised in the Financial Statements 2014 or adequately disclosed in the Financial Statements 2014 to the extent their recognition is required under the Applicable Accounting and Reporting Rules.

6.	EVENTS SINCE THE ACCOUNT DATE

18.1	Conduct of business

18.1.1
Since the Accounts Date each Group Company has carried on its business in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, each Group Company has:

(A)	used its best efforts to maintain relations with suppliers, customers and others having business or professional relationships with any Group Company;

(B)	continued to pay its creditors and collect debts in the ordinary course of business and within the usual terms of payment of the relevant creditors and debtors;

(C)	maintained its usual level of stock and raw materials;

(D)	maintained in force all insurance policies usually kept in force relating in whole or in part to any Group Company;

(E)	maintained all licenses, consents and authorisations necessary to carry on its business and comply with applicable Law;

(F)	maintained all accounting and other records in the ordinary course; and

(G)	continued to meet its pension funding obligations and contributions as these fall due in respect to its employees.

18.1.2	Since the Accounts Date, no Group Company has:

(A)	amended its articles of association or equivalent constitutional documents;

(B)	reclassified, split, consolidated, repaid, recapitalised, purchased or redeemed any of its own shares;

(C)
issued any shares, securities convertible into shares or other profit sharing instruments or any rights or options to subscribe to or acquire any shares or such securities or other instruments other than under any existing employee option plan;

(D)
granted any security (including guarantees, joint liability undertakings and rights of set-off), incurred any indemnity or given any other assurance for the benefit of any third party other than in the ordinary course of business, consistent with past practice;

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(E)
declared, made or paid any dividend or any other distribution or payment of capital, profits or reserves of any Group Company whether in cash or in kind (including shares), other than as provided for in this Agreement;

(F)	changed the Accounting Policies;

(G)
acquired or disposed of, or extended or exercised any option to acquire or dispose of any business or any material asset, other than stock-in-trade in the ordinary course of business, consistent with past practice;

(H)	entered into any partnership, consortium, association or joint venture;

(I)	merged or consolidated with any other person or business;

(J)	borrowed any amount or incurred any indebtedness or other liability, other than in the ordinary course of business, consistent with past practice;

(K)	entered into or incurred any material capital expenditure commitment, contingent liability or any other material liability;

(L)	entered into, terminated or amended any material agreement or commitment with a value of EUR 250,000 or more binding any Group Company for two (2) years or more;

(M)	altered the terms or conditions of any material agreement or offered price reductions or discounts, other than in the ordinary course of business, consistent with past practice;

(N)
entered into any material leasing, hire, hire purchase or other agreement for payment on deferred terms or any unusual or onerous agreement or any other material or major long-term agreement or commitment;

(O)	made any substantial change to the organisation or nature of its business;

(P)	engaged any employee comparable to a Senior Employee or dismissed any such employee,

(Q)
made any material change to the remuneration or other terms and conditions of engagement of any Senior Employee other than as required by applicable Law or any applicable collective bargaining agreement;

(R)	made any change to any pension scheme or granted or created any additional retirement or disability benefit other than as required by applicable Law or any applicable collective bargaining agreement;

(S)	entered into, made any change to or terminated any collective bargaining agreement or other arrangements with any trade union or works council;

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(T)
initiate or conduct any legal proceedings (save for the collection of debts arising in the ordinary course of business, consistent with past practice) waived or settled any material claim or dispute; or

(U)	planned, agreed or committed to agree to any of the foregoing.

18.2	Other events since the Accounts Date

18.1.1	Since the Accounts Date:

(A)
no financial facility of any Group Company has become or is now due and payable, or capable of being declared due and payable, before its normal maturity and no demand or other notice requiring the payment or repayment of any financial facility before its normal maturity has been received by any Group Company;

(B)
no event or circumstance has occurred, or, to the best knowledge of the Seller, is likely to occur which is or would become through the giving of notice or lapse of time, an event of default under or any breach of any of the terms of any financial facility available to the Group Companies and neither the execution nor the performance of this Agreement shall have any such result;

(C)	to the best knowledge of the Seller, there has been no Material Adverse Effect;

(D)
no litigation has commenced or is threatened that will or may affect the business of any of the Group Companies, other than litigation in connection with the termination of employment agreements in the ordinary course of business; and

(E)
no Group Company has lost any important customer or material source of supply or been affected by any abnormal trading factor and, to the best knowledge of the Seller, there are no facts or circumstances likely to give rise to any such event whether before or after Completion.

7.	ASSETS

18.1	Sufficiency and condition of assets

18.1.1
Each of the Group Companies has valid title or other valid right to use to all the assets necessary to conduct its business in the ordinary course and to continue to conduct its business in the ordinary course following Completion.

18.1.2	The assets used by any of the Group Companies are in good repair and operating condition, normal wear and tear excepted, and suitable for the purposes for which they are used.

18.2	Stock-in-trade

18.1.1
The composition and size of the stock-in-trade of each of the Group Companies as at the Accounts Date were appropriate and normal for the business of each of the Group Companies and since the Accounts Date no material change in respect of the composition and size of the stock-in-trade of each of the Group Companies has occurred.

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18.1.2	The stock-in-trade of each of the Group Companies can be sold within a normal period at an amount realising a normal profit margin.

18.3	Property

18.1.1
The Property listed in Appendix B to this Schedule compromises all the Property used or leased by the Group Companies and properly reflects the location, owner, use and, if applicable, the monthly rent, of each Property.

18.1.2	The Group Companies do not own any real property.

18.1.3	There are no Encumbrances affecting the Property and no person has or claims any right to the Property or to any Encumbrance in respect of the Property.

18.1.4	Any leased Property is leased under a head lease from the owner of the Property.

18.1.5	No obligation exists for any Group Company to restore any leased Property in its original state. No obligation exists for any Group Company to conduct any major repairs to any Property.

18.1.6
No notice, order, proposal, application or request has been served or made, or, to the best knowledge of the Seller, is likely to be served or made, by any authority or other person affecting or relating to any Property. The current use of each Property is in compliance with any applicable zoning plan and planning permission. No planning permission has been suspended or remains unimplemented in whole or in part and no planning application has been submitted that is awaiting determination.

8.	ENVIRONMENT

18.1	Compliance

18.1.1
All Environmental Licences have been obtained by each of the Group Companies. Each Group Company has at all times in all material respects complied with all applicable Environmental Laws and with the terms and conditions of each Environmental License.

18.1.2
Neither the execution of this Agreement nor Completion will, to the best knowledge of the Seller, result in the revocation, cancellation, suspension or modification of any Environmental License. As far as the Seller is aware, there are no circumstances that could result in any such revocation, cancellation, suspension or modification.

18.1.3
To the best knowledge of the Seller, there are no circumstances that could necessitate any works or expenditure for any Group Company to continue to comply with the terms and conditions of any Environmental License.

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18.2	No pollution
No Property presently or previously owned, used or leased by any Group Company is or, to the best knowledge of the Seller, is likely to become polluted or contains or has contained asbestos.

18.3	Hazardous substances
No Group Company has disposed of, transported or otherwise handled any waste or hazardous substances in a manner that could give rise to any claim, action or obligation arising from or relating to any Environmental Law.

18.4	Claims
No Group Company has received at any time, or, to the best knowledge of the Seller, is likely to receive, any claim, notice or communication alleging any violation of any Environmental License or Environmental Law or stating or suggesting that any of the Group Companies is or is likely to incur any expenses to compensate any person in relation to, or be responsible for, any decontamination, and, as far as the Seller is aware, there are no circumstances that could result in any such claim, notice or communication.

18.5	Covenants and agreements
There are no agreements and arrangements (including any environmental covenants (milieuconvenanten), concerning the Environment between any of the Group Companies and any authority or other third party.

18.6	Reports
Each audit and other assessment, review or report required by Environmental Law or any Environmental License has been properly carried out and submitted to the relevant authorities, and the recommendations and requirements of such authorities have been implemented by each Group Company in accordance with the applicable Environmental Law.

9.	INTELLECTUAL PROPERTY RIGHTS

18.1	Validity and title

18.1.1
Appendix C (Intellectual Property Rights) to this Schedule contains a true (juist), complete and accurate list of all (i) Registered Intellectual Property Rights owned by the Group Companies, (ii) Company Intellectual Property that is material to the businesses of the Group Companies, and (iii) all material licenses, consents, royalty and other agreements and arrangements concerning Company Intellectual Property to which the Group Companies are a party or by which they are bound, and sets out the legal owner, registration/application number, status and the expiration date of such Intellectual Property.

18.1.2	Each of the Group Companies owns or has a valid right to use all Intellectual Property Rights necessary to conduct their business as currently conducted, free from all Encumbrances.

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18.1.3	All material Company Intellectual Property is valid and enforceable and has not expired or been abandoned.

18.1.4
All Intellectual Property Rights created by or on behalf of the Group Companies, and/or current or former employees, directors, consultants, partners, distributors, inventors or other persons in the course of their employment or engagement by the relevant Group Company, are solely owned by the relevant Group Company, and no such persons have any rights, title or interest in or to any such Intellectual Property Rights.

18.1.5
All steps necessary for the registration, maintenance and protection of the Company Intellectual Property (including executing non-disclosure and intellectual property assignment agreements) have been taken by the Group Companies, and all fees payable, including renewal fees, in respect of the Company Intellectual Property have been paid in full.

18.1.6	No actions are necessary (including filing of documents or payment of fees) within 60 days after the Closing Date to maintain or preserve the status or validity of any Company Intellectual Property.

18.1.7
No claims, actions, proceedings, investigations, litigations, arbitrations, demands, objections or orders are pending or threatened against any of the Group Companies that seek to cancel, limit or, to the best knowledge of the Seller, challenge the validity, ownership, enforceability or use of any Company Intellectual Property and, to the best knowledge of the Seller, there is no valid basis for the same.

18.1.8
All material licenses, consents, royalty and other agreements and arrangements concerning Company Intellectual Property to which the Group Companies are a party or by which they are bound, are valid and enforceable.

18.1.9	The Group Companies' use of Company Intellectual Property does, to the best knowledge of the Seller, not require the consent of any person or entity, and the same is freely transferable.

18.1.10
With the exception of those material licenses, consents, royalty and other agreements and arrangements concerning Company Intellectual Property identified in Section 9.1.1(iii) above, no other person or entity has an interest in or a license to use, or the right to license to others, any of the Company Intellectual Property.

18.2	Infringement and breach

18.1.1
To the best knowledge of the Seller, no person has infringed, misappropriated or otherwise violated, is infringing, misappropriating, otherwise violating or is threatening to infringe, misappropriate or otherwise violate, any Company Intellectual Property.

18.1.2
To the best knowledge of the Seller, no Group Company has infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property Right of any other person.

18.1.3
None of Group Companies or any other person has materially breached or is materially in breach of any licenses, leases, consents, royalty and/or other agreements or arrangements relating to Company Intellectual Property and/or Company Information Technology Systems.

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18.3	Confidentiality

18.1.1	All material confidential information and know-how owned, used or held by any of the Group Companies is protected with an adequate degree of care and is readily available to the Company.

18.1.2
No material confidential information or know-how owned, used or held by any of the Group Companies has been disclosed to, or discovered by, or is permitted to be disclosed to, any other person and no Group Company has undertaken or arranged to disclose to any person any confidential information or know-how.

10.	INFORMATION TECHNOLOGY SYSTEMS

18.1	Rights

18.1.1
Each of the Group Companies owns or has a valid right to use all critical Information Technology Systems necessary to conduct their businesses as currently conducted. The Company Information Technology Systems are either fully owned by, or validly leased or licensed to, the Group Companies, free from all Encumbrances.

18.1.2
The Group Companies have free and unrestricted access to material source codes, interfaces and documentation for the software used by it. None of the software owned or used by the Group Companies contains any shareware, opens source code or other software that requires disclosure or licensing of any Intellectual Property Rights.

18.1.3	All licensed software used by the Group Companies is used in accordance with the terms and conditions of the relevant license in all material respects.

18.2	Functionality, performance and security

18.1.1
The Company Information Technology Systems in all material respects (i) possess the functionality and the performance capacity necessary to fulfil the present and foreseeable requirements of the Group Companies, (ii) have been properly maintained and operated by the Group Companies, (iii) operate in accordance with their documentation and functional specifications and as required by the Group Companies in connection with its business, (iv) are under the sole control of the Group Companies and are not shared with or accessed by any other person, (v) have not materially malfunctioned or failed within the past three years, (vi) do not contain any worms, trojan horses, logic bombs, viruses, bugs or other faults or devices that adversely affect or may adversely affect the functionality of the Company Information Technology Systems or the business of the Group Companies or that enable or assist any person to access without authorization any of the Company Information Technology Systems, (vii) fully interoperable, upgradeable and scalable, and (viii) comply with industry standards.

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18.1.2	The Group Companies have implemented adequate safety, business continuity and back-up procedures, and adequate disaster recovery plans, taking into account the size of its business.

18.1.3
The Company Information Technology Systems contain and the Group Companies provide for adequate technical and organizational security, integrity and data protection measures against loss, theft and/or corruption of data and the Group Companies take all necessary actions to protect the confidentiality of personal and other confidential information stored in and/or transmitted by the Company Information Technology Systems.

18.3	Websites
To the best knowledge of the Seller, none of the Group Companies' websites contains any misleading or deceptive statements, infringements of Intellectual Property Rights or other breaches of Law. Each of the Group Companies' websites contains appropriate and prudent copyright and other requisite notices, suitable disclaimers and an adequate privacy policy.

18.4	Effect of the Agreement
To the best knowledge of the Seller, nothing has been done or omitted and there are no circumstances (including the execution and performance of this Agreement and the consummation of the transactions contemplated thereby) that (i) may give rise to grounds for termination or modification of any right or obligation under, or cause any payments or acceleration of payments to be due under, or may result in the loss of any benefit under, any agreement, consent, lease, license, or other arrangement relating to Company Information Technology Systems and/or Company Intellectual Property, and/or (ii) may impair, change, limit, cancel, terminate or nullify, or cause any Encumbrance on, any Company Information Technology System, any Company Intellectual Property and/or any rights therein or thereto.

11.	DATA PROTECTION

18.1.1
The Group Companies have at all times conducted their business in accordance with all applicable data protection and privacy Laws in all material respects and have not processed, used or disclosed any personal data for any purpose other than for which the personal data was intended. The Company has performed all appropriate notifications to the Dutch Data Protection Authority (College Bescherming Persoonsgegevens) in all material respects.

18.1.2
No Group Company has received any formal notice or other announcement from any data protection or other authority, indicating a breach or potential breach of applicable data protection or privacy Laws. No complaints or claims have been made and no investigations have been announced or instituted, nor are, to the best knowledge of the Seller, any complaints, claims or investigations expected, in respect of potential data protection or privacy Laws breaches.

12.	AGREEMENTS

18.1	Material Supplier Agreements and Customer Agreements

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Appendix D (Material Agreements) to this Schedule contains an accurate and complete list of all supplier agreements and customer (master) agreements by which any Group Company is bound, pursuant to which in the 12 months preceding the date of this Agreement, in aggregate, an amount in excess of EUR 1,000,000 (in words: one million euros) (or its equivalent in any other currency) has been (i) spent by the Group Companies, in the case of supplier agreements, or (ii) purchased by customers of the Group Companies, in the case of customer (master) agreements (together the "Material Agreements").

18.2
None of the Material Agreements can be terminated or materially affected as a result of this Agreement or the transactions contemplated thereby, including any change in the management or the control of any Group Company, and as far as the Seller is aware, no party to any Material Agreement has terminated or intends to terminate, or is considering the termination of, any Material Agreement.

18.3	None of the Group Companies is a party to any agreement that:

18.1.1	has not been incurred in the ordinary course of business on an at arm's length basis; or

18.1.2	cannot be duly performed by the relevant Group Company or cannot be performed by the relevant Group Company without material loss or other material detriment.

18.4	Liability for goods and services
Except for any warranty or guarantee contained in its general terms and conditions or pursuant to applicable Law, no Group Company has given any express or implied warranty, indemnity or accepted any liability that would apply after any goods or services have been supplied or provided by it.

18.5	Compliance with agreements
To the best knowledge of the Seller:

18.1.1	All agreements to which any Group Company is a party constitute legal, valid and binding obligations of the other parties thereto, enforceable in accordance with their terms.

18.1.2	No party to any agreement with any Group Company is in breach of any material obligation under that agreement and there are no circumstances likely to give rise to any such breach.

18.1.3
No Group Company has by any act or omission committed any breach of any material obligations under any agreement that could entitle any third party to any claim, including the right to terminate, amend, or claim for Damages.

18.6	Agreements with related parties

18.1.1	No Group Company is a party to any agreement with a Related Party.

18.1.2	The financial or trading position, profitability or prospects of any Group Company are not dependent in any way on a Related Party.

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18.7	Outstanding offers
No Group Company has made any outstanding offer or tender or other proposal which is outstanding and which, if accepted, would result or is likely to result in a material or other detriment.

13.	LITIGATION

18.1	Legal proceedings

18.1.1
No Group Company is engaged or proposing to engage or involved or, to the best knowledge of the Seller, is likely to become involved in any litigation, arbitration or other legal proceedings, including civil, administrative, criminal and Tax proceedings.

18.1.2
There are no claims or actions of any kind pending, threatened or, to the best knowledge of the Seller, expected against any Group Company or in respect of which any Group Company is or may be liable towards any other person.

18.1.3	No Group Company has obligations outstanding pursuant to any judgment, arbitral award, court order or binding advice.

18.2	Investigations
No civil, administrative, criminal, other investigation with respect to any Group Company or any of its Related Persons is pending or threatened and, to the best knowledge of the Seller, there are no circumstances that may give rise to any such investigation.

14.	INSURANCE

18.1	Policies
All insurance policies in relation to each of the Group Companies or their businesses have been entered into with a reputable insurer in the name of the Group Companies and are in full force and effect. Each of the Group Companies has at all times in all material respects complied with all terms and conditions of such insurance policies. To the best knowledge of the Seller, there are no circumstances that may give rise to the premature termination or the non-extension of any such insurance policy, or the amendment of any terms and conditions thereunder by the relevant insurance company.

18.2	Adequacy of cover
To the best knowledge of the Seller, each of the Group Companies has maintained adequate insurance cover in respect of its business and assets against risks normally insured against by companies carrying on the same type of business as the Group Companies and, as far as the Seller is aware, such cover will not cease or otherwise be affected by the transactions contemplated by this Agreement.

18.3	Claims

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No Group Company has any claim outstanding under any insurance policy and there are no circumstances that may give rise to such a claim.

15.	EMPLOYMENT

18.1	Employees
The employees listed in Appendix E (Employees) to this Schedule comprise all of the employees of the Group Companies and properly reflects the name, position, age and salary of each employee of the Group Companies.

18.2	Collective Bargaining Agreements
Other than listed in the Disclosure Letter, there are no collective bargaining agreements applicable to the Group Companies.

18.3	Benefits policies
Section 4.1(uu) of the Disclosure Letter properly reflects all benefits policies, share incentive schemes, share option schemes, share profit schemes, bonus arrangements, or any other arrangements with respect to variable remuneration components in respect of the employees of the Group Companies, and any outstanding entitlements or conditional entitlements hereunder.

18.4	Compliance

18.1.1
Each of the Group Companies has in relation to each of its current and former employees, trade unions, works councils and any other bodies representing employees, from April 2011 complied in all material respects with its obligations under any material Laws, collective bargaining agreements, individual employment agreements, reorganisation plans and social plans.

18.1.2	Each Group Company has from April 2011 satisfied its payment obligations to current and former employees and to any relevant governmental or other social security agencies or institutions.

18.1.3
To the best knowledge of the Seller, there has not been any accident, illness or injury which is not fully recovered or recoverable by insurance that is likely to give rise to any liability vis-à-vis any current or former employee, independent contractor or any other third party.

18.5	Agreements
No Group Company has entered into or made or proposed any agreement, arrangement or commitment:

18.1.1	to make any payment or to grant any loan or other benefit to any employee other than in respect of salary or standard benefits (including any termination arrangement);

18.1.2	to change any terms of employment or to increase or adjust any remuneration or to make any bonus or incentive payments or any benefits in kind, other than as provided for in the respective collective bargaining agreement that is applicable to such employee.

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18.6	Disputes

18.1.1
There has been no dispute between any of the Group Companies and any of its current or former employees or former employees and there are no circumstances that, to the best knowledge of the Seller, are likely to give rise to any such dispute.

18.1.2
No Senior Employee has agreed to or has given notice of termination of his employment agreement or is under notice of dismissal. As far as the Seller is aware, no Senior Employee is planning to give notice of termination.

18.1.3	No former employee of any of the Group Companies has a statutory or contractual right to return to work for any of the Group Companies.

16.	PENSIONS

18.1	Disclosure
Other than the pension obligations listed in the Disclosure Letter (the "Pension Obligations"), no Group Company has any obligations or practices in respect of any retirement benefits (including any pre-pension, early retirement or similar benefits payable on or following retirement, termination of employment, disability or death) for or in respect of any present or former employee or managing director of any of the Group Companies and/or their spouses or dependants.

18.2	Compliance
The Pension Obligations are fully funded through a pension fund or third party insurance in accordance with the applicable pension agreements and Laws. All financial obligations of the Group Companies due in respect of the Pension Obligations (including past service liabilities) have been fully satisfied within the appropriate time period allowed.

17.	TAXATION

18.1	Tax position

18.1.1
Any and all Tax Liability for which any of the Group Companies has been assessed or that have or will become due in respect of any moment or event occurring or any period or part of a period ending on or before the Completion Date, have either been properly paid in full or been fully provided for in the Financial Statements 2013 or the Financial Statements 2014 (as the case may be).

18.1.2
No event or circumstance has occurred that will or could give rise to a diminution or loss of a Tax Relief contained in the Financial Statements 2013 or the Financial Statements 2014 (as the case may be).

18.1.3
Each of the Group Companies has made all required deductions and withholdings for or on account of any Tax from any payments made by it and all amounts so deducted or withheld have been paid in full to the relevant Tax Authority.

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18.1.4	No Group Company has received any reminders or warrants relating to the payment of Tax.

18.2	Compliance and registration

18.1.1	Each of the Group Companies has at all times:

(A)
been properly registered for Tax purposes in its country of residence and in any other country in which such Group Company is engaged in business activities through a branch, permanent representative, permanent establishment or otherwise; and

(B)
maintained and obtained complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of any applicable Tax Law (including any applicable transfer pricing Law in any relevant jurisdiction) and has preserved such records, invoices and other documents in such form and for such periods as are required by such Tax Law.

18.1.2
Each of the Group Companies has made all returns, given all notices and supplied all other information required to be supplied pursuant to any relevant Law. All such returns, notices and other information were and remain complete and accurate and were made on a proper basis.

18.1.3
All transactions between the Group Companies and all transactions between the Group Companies and any of the Seller's Group Companies were effected on arm's length terms. None of the transactions or arrangements involving the any of the Group Companies has or will affect the Tax position of the relevant Group Companies including as a result of any Tax Authority invoking any transfer pricing provision.

18.3	Disputes

18.1.1
No Group Company is subject or has subject in the past five (5) years to any disagreement or dispute with any Tax Authority regarding the Tax position of any Group Company nor is any such disagreement or dispute likely to arise.

18.1.2
No audits or investigations are presently being made by any Tax Authority regarding the Tax position of the Group Companies and there is no indication that any such audit or investigation will or is likely to be made in the future. With the exception of routine audits or investigations, no such audits or investigations have been made in the past five (5) years.

18.1.3
No request has been made or announced by any Tax Authority to provide or exchange information relating to any of the Group Companies or its business relations nor, as far as the Seller is aware, has any such request, provision or exchange been planned or is any such request, provision or exchange being planned.

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18.4	Claw back & Secondary liabilities

18.1.1
No Group Company has claimed the application of a Tax Facility or taken a depreciation which on the Completion Date is still subject to a claw back or reversal provision or any other comparable provision under any applicable Law.

18.1.2
No Group Company is liable and cannot be held liable in respect of any Taxes due by or attributable to any other person, including the Seller and the Seller's Group companies, nor is or will any of the Group Companies otherwise be obliged to pay any sums corresponding or relating to any Taxes due by or attributable to any such person.

18.	ACCURACY OF INFORMATION

18.1	Accuracy of information

18.1.1
To the best knowledge of the Seller, the factual information that is part of the Disclosed Information is true (juist) and the Seller has not included any matter which is untrue (onjuist), or omitted any matter which could make the content of the Disclosed Information untrue (onjuist), incomplete or misleading in any material respect.

***

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APPENDIX A (SUBSIDIARIES)

[OMITTED]

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APPENDIX B (PROPERTY)

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APPENDIX C (INTELLECTUAL PROPERTY RIGHTS)

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APPENDIX D (MATERIAL AGREEMENTS)

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APPENDIX E (EMPLOYEES)

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APPENDIX F1 (FINANCIAL STATEMENTS 2013)

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APPENDIX F2 (FINANCIAL STATEMENTS 2014)

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SCHEDULE 11.6 (PURCHASER'S WARRANTIES)

1.
The Purchaser has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Agreement and to perform its obligations under the Agreement.

2.	All corporate and other action required to be taken by the Purchaser to authorise the execution of the Agreement and the performance of its obligations under the Agreement have been duly taken.

3.	The Agreement has been duly executed on behalf of the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms.

4.
The execution and performance of the Agreement do not conflict with or result in a breach of any provision of the articles of association of the Purchaser, or any material agreements to which the Purchaser is a party and, to the best knowledge of the Purchaser, no consents, approvals, orders or authorisations of, registrations, declarations or filings with, any person are required in connection with the entering into this Agreement, or of the agreements contemplated therein.

5.
The Purchaser is not involved in or subject to any Insolvency Proceedings. No decision has been taken to dissolve or liquidate the Purchaser and, to the best knowledge of the Purchaser, no order or request is pending in respect of such dissolution or liquidation.

6.	On the Completion Date, the Purchaser will have sufficient unrestricted funds available to it to pay the Purchase Price in cash when due under this Agreement.

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SCHEDULE 12 (DISCLOSURE LETTER)

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Disclosure letter

To:     Kulicke & Soffa Holdings B.V.
Schiphol Boulevard 231, B-Tower, 5th floor
1118 BH Schiphol
The Netherlands

Dated: 9 January 2015

Dear Sirs,
Disclosure letter in connection with share purchase agreement to be entered into between Kulicke & Soffa Holdings B.V. and Assembléon Holding B.V.

1.	Introduction

1.1
Reference is made to the agreement regarding the sale and purchase of the entire issued and outstanding share capital of Assembléon B.V. (the "Agreement") to be entered into between Kulicke & Soffa Holdings B.V. as the Purchaser and Assembléon Holding B.V. as the Seller (the "Transaction").

1.2	This letter constitutes an update of the Disclosure Letter in accordance with Clause 11.5.2 of the Agreement.

1.3
The Warranties are made and given subject only to the disclosures in this Disclosure Letter. The Seller shall not be or be deemed to be in Breach in relation to the facts and circumstances Fairly Disclosed in this Disclosure Letter. For the avoidance of doubt, the disclosures in this Disclosure Letter do not qualify the Specific Indemnities.

1.4	You hereby acknowledge that:

(a)
you have been given the opportunity to carry out a due diligence investigation into the Group and its business and have had access to the management of the Company and its advisors, without prejudice to Clause 11.5.1 of the Agreement; and

(b)
you understand each of the specific disclosures as set out under article 4 of this Disclosure Letter and confirm that you do not have any further questions based on these specific disclosures by the Seller.

2.	Definitions and references

2.1	Words and expressions used in this Disclosure Letter shall have the same meaning as given to them in the Agreement unless specified otherwise in this Disclosure Letter.

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2.2
For convenience, each disclosure is listed against the paragraph number of the Warranties to which such disclosure primarily relates. However, the information set forth in one section of this Disclosure Letter shall be deemed to also apply to each other paragraph of the Warranties.

2.3
For the avoidance of doubt, any references to (i) "Documents" are to the corresponding numbered documents and (ii) "Folders" are to the corresponding numbered folders on the disclosure cd-rom that is annexed to this Disclosure Letter (the "Disclosure Cd-rom").

2.4
To the best knowledge of the Seller, the factual information that is disclosed in the Disclosure Letter is true (juist). In the event of any inconsistency between the contents of any document disclosed and any reference to it or summary of it in this Disclosure Letter, that document is to be taken as being correct, unless expressly stated otherwise in this Disclosure Letter and we shall not be liable towards you in respect of any inconsistencies.

3.	GENERAL DISCLOSURES

3.1	This Disclosure Letter shall be deemed to include all the information Fairly Disclosed:

a.	the Agreement, the schedules and appendices thereto;

b.	the Financial Statements;

c.	the Disclosure Cd-rom; and/or

d.
all documents, registers, and records which may be inspected by the public or which are available for inspection from any governmental, local or statutory authority or body, and all matters referred to therein or apparent therefrom, but in each case only in the following jurisdictions: the Netherlands, United States of America, China and Hong Kong.

4.	SPECIFIC DISCLOSURES

4.1	In addition to the foregoing, your attention is drawn to the following specific matters:

a.
Warranty 2.1.5: a list of all current executive and non-executive directors of the Group Companies and all persons who have powers of attorney to represent any Group Company (including the scope of their powers), including authorised signatories in respect of any of the Group Company's bank accounts or other banking facilities, is included in Document 2.1.5.

b.
Warranty 2.3.3: the original shareholders' register of each Group Company is not always available at the respective office of such Group Company. Also, in some jurisdictions, it is legally not required to have a shareholders' register available.

c.
Warranty 3.1.2: contrary to the information included in the Disclosure Letter dated 29 December 2014, the Company does not hold any shares in the capital of Assembléon Mexicana S.A. de C.V. All shares in the capital of Assembléon Mexicana S.A. de C.V. are already held by the Group Companies. (see Folder 3.1.2).

d.
Warranty 4.1.1: the Assembléon Netherlands B.V.'s office in Veldhoven does not fully comply with the applicable rules and regulations as to the installation of an certified sprinkler-installation. For more information, please refer to the disclosure made in respect of Warranty 14.1 below.

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e.
Warranty 4.4: the innovation loan granted by the Dutch Ministry of Economic Affairs in connection with the AX-Hybrid Advanced Options and the IFlex Advanced Options may have to be repaid as a consequence of the entering into the Transaction, as both loans may be directly terminated following a direct or indirect change of control. (Document 4.4)

f.	Warranty 4.6.2: Assembléon Netherlands BV employs personnel in Spain and Poland which could be regarded by the local authorities as a permanent establishment. (see Folder 4.6.2)

g.
Warranty 4.6.3: One of the Group's suppliers, Bamotec AG, is in financial difficulties. On 7 November 2014, the district court has granted a provisory moratorium for a period of 4 months and appointed a provisional administrator/trustee. The Group is currently discussing all options with the trustee in order to secure the relevant supply of goods. In addition, the Group is also preparing detailed information on Bamotec AG’s supply chain which should enable us to prepare a mitigation plan with Bamotec AG’s suppliers to secure an alternative supply chain for the Group in the event that Balmotec AG shall not be able to continue to supply to the Group in the future. (see Document 4.6.3 (g))

h.
Warranty 4.6.3: Frencken Mechatronics B.V. has indicated that it wishes to stop supplying the products that are currently supplied to the Group as these product-lines do not fit in their business strategy anymore. Frencken Mechatronics B.V. will not immediately stop supplying to the Group and the Group has identified NTS as alternative supplier, with insourcing is as an alternative option.

i.	Warranty 4.6.3: see disclosures in connection with Warranty 12.2 below.

j.	Warranty 4.7: see disclosures in connection with Warranty 12.6 below.

k.
Warranty 5.2: since 2011, not all separate final financial statements (finale enkelvoudige jaarrekeningen) in respect of the Dutch Subsidiaries have been adopted and/or filed with the Dutch Chamber of Commerce. For an overview, please refer to Document 5.2.

l.
Warranty 5.4: no Capitalized Research & Development Costs have been impaired or depreciated during 2014. This item will be discussed with the auditor as part of the year-end audit, similar to previous year and may therefore also (retrospectively) result in an adjustment of the Financial Statements.

m.
Warranty 5.4: Collection of the receivable on Anhui Anfei Lighting Technology has been seriously delayed. Anhui Anfei Lighting Technology claims that it is awaiting an equity investment from the government and that it will procure payment afterwards. There is a risk that the receivable can ultimately not be collected in full. (see Folder 5.4 (m))

n.
Warranty 5.4: there is a legal process ongoing to collect a receivable on customer Kunshan Huazhuo. Since the court has already ruled in the favour of the Company, this has only been partly provided for in the Financial Statements. There is a risk that this receivable can ultimately not be collected in full. (see Folder 5.4 (n))

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o.
Warranty 5.4: discussions are ongoing to collect a receivable on Neways Electronics International N.V. ("Neways") in connection with a payment of EUR 114,000 made by Assembléon for certain parts. Since Neways is also claiming an amount from Assembléon in connection with obsolete stock, a settlement between both parties will be the most likely outcome of this process. Assembléon has made a materials related accrual of EUR 25,000 in its Financial Statements in respect of the amount claimed by Neways. At year-end closing this position will have to be reviewed based on status of the settlement-negotiations.

p.
Warranty 5.4: Employees of Assembléon Netherlands B.V. have not received the thirteenth month payment over 2013 and two months of 2014. Pay-out of (part of these amounts) is conditional (as described in the Sociaal Flankerend Beleid) and therefore not provided for in the Financial Statements 2013. (see Document 5.4 (p))

q.
Warranty 5.4: In general, Income Tax is only calculated and booked when the filing is due. The Financial Statements 2014 do therefore not necessary reflect the actual positions in respect of accrued tax for 2014 and includes only estimates thereof. (see the Financial Statements 2014)

r.
Warranty 5.4: Transfer pricing policies are reviewed after year end and for the previous year corrected if required to minimize income tax payable. Current bookings between entities in the Group may therefore not necessarily reflect the final positions and may result in an adjustment of the intercompany positions of the Group Companies in the Financial Statements 2014. For an example of such correction in 2012, please see Document 5.4 (r)).

s.
Warranty 5.4: Sales commissions and annual employee incentives are not (always) accrued for on the balance sheet and therefore not fully provided for in the Financial Statements 2014. Commissions over 2014 are calculated in Q1 2015 and paid out in April 2015.

t.
Warranty 5.4.2: Based on the readily available information, certain liabilities and provisions which are typically recorded and adjusted at year end are accounted for in the unaudited Financial Statements 2014 on a best estimate basis. In addition, the unaudited Financial Statements 2014 have not taken into account the following items:

i.	2014 social charges on the accrual for vacation days which is estimated to be not exceeding EUR 50,000;

ii.	2014 software charges from Mentor Graphics which is estimated to be not exceeding EUR 50,000;

iii.	2014 jubilee provision adjustment which is estimated to be not exceeding EUR 50,000;

iv.	a provision for obsolete stocks and stock losses for the month of October 2014 as the latest inventory review was performed for the financial period ended 30 September 2014;

v.	adjustment for 2014 unrealized intercompany profit; and

vi.	2013 uncorrected misstatements as described in the Letter of Representation dated 10 November 2014.

u.
Warranty 5.4.2: due to a delay in the processing of the base salary input for pensions by pension administrator ZwitserLeven, the accrual for pensions (part of other personnel related accruals) has only been estimated in the Financial Statements;

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v.
Warranty 6.1.2(L): with the exception of a number of purchase orders entered into in the ordinary course of business, the Group Companies did not enter into any agreements or commitments with a value of EUR 250,000 or more as from the Accounts Date.

w.
Warranty 6.2.1(B): each of the facility agreements entered into with (i) Deutsche Bank AG, (ii) Bank of America, N.A., (iii) The Hongkong and Shanghai Banking Corporation Limited and (iv) Atradius Credit Insurance N.V. may be terminated following the entering into the Transaction as a consequence of which all outstanding loans may have to be repaid by the respective Group Companies. (see Folder 6.2.1(B))

x.
Warranty 6.2.1(D): Frencken Mechatronics B.V. has indicated that it wishes to stop supplying the products that are currently supplied to the Group as these product-lines do not fit in their business strategy anymore. Frencken Mechatronics B.V. will not immediately stop supplying to the Group and the Group has identified NTS as alternative supplier, with insourcing is as an alternative option.

y.
Warranty 7.1.1: Koninklijke Philips N.V. ("Philips") has made certain spare parts and other inventory available to the Group Companies. Philips currently still holds the legal title to these spare parts and other inventory. Pursuant to the deed of transfer, assignment and waiver to be entered into between Philips, the Seller, the Company and Assémbleon Netherlands B.V., these spare parts and other inventory will be assigned to the Seller, which will subsequently contribute these to the Company. (see Document 7.1.1)

z.
Warranty 7.2.2: part of the stock-in-trade consists of consignment stock, which is sold in the normal course of business and consistent with past practice and within a period and against a profit margin that normally applies to consignment stock. The periods and profit margins applicable to consignment stock are obviously different compared to other stock-in-trade.

aa.
Warranty 7.3.4: the lease agreement in respect of the Veldhoven property in the Netherlands will end on 31 October 2015. The landlord, ASML, has already circulated a formal termination letter as per 31 October 2015, however, has now indicated that it is willing to enter into a 6-month extension of the lease agreement. On 14 December 2014, ASML was requested when the addendum to the lease agreement could be expected. ASML has indicated that this addendum is currently being discussed within ASML and that they have therefore not yet been able to circulate such draft addendum. ASML has been informed that, as long as this addendum is not received, Assembléon Netherlands B.V. will hold on to its original plan to move out of the building on the original deadline of 31 October 2015. Once ASML has circulated the draft addendum, it is for Assembléon Netherlands B.V. to decide to accept this offer or not. (see Folder 7.3.4 (aa))

ab.
Warranty 7.3.4: The lease contract in Singapore ends on 31 December 2014. The current contract contains a hold-over clause as a consequence of which double rent will have to be paid after the contract has formally ended. The owner has proposed a 3-year contract extension with an 18% increase. A 3-month extension of the lease contract has been agreed in close consultation with the Purchaser. (see Folder 7.3.4 (bb))

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ac.
Warranty 7.3.5: this statement is correct in respect of the Netherlands, Italy and Taiwan-properties. However, the obligation to restore the property into its original state exists for the China, Singapore, Germany, US and Korea-properties. (see Folder 7.3.5)

ad.	Warranty 8.5: Assémbleon participates in the MJA3 program. (see Document 8.5)

ae.
Warranty 9.1.3: on a quarterly basis, the Group checks whether any Company Intellectual Property rights will expire the following quarter and assesses whether it wishes to extend any of these rights or not. From Appendix C to the Agreement, it appears that approximately 9 Company Intellectual Property rights will expire in the first half year of 2015. (see Document 9.1.3)

af.
Warranty 9.3.2: in connection with the entering into customer- and supply agreements, the Group sometimes has to disclose certain confidential information to its counterparties. The disclosure of such confidential information is usually regulated by the customer/framework agreement itself or by a separate non-disclosure agreement.

ag.
Warranty 10.1.2: the Group Companies have no free and unrestricted access to material source codes in relation to any software that is owned by third parties and which software the Group Companies are allowed to make use of pursuant to a license and/or purchase agreement entered into with such third party.

ah.
Warranty 10.2.1: the MFG Pro-software used by the Group Companies is to be considered an older software-system and may therefore not comply with the requirements of fully interoperable, upgradeable and scalable as set out in this Warranty.

ai.	Warranty 10.2.2: Efforts are taken to secure business continuity and back-up procedures as one may expect from companies with the size/manpower of the Group Companies.

aj.
Warranty 12.2: As far as we are aware, the agreements listed in Document 12.2 include a change of control provision pursuant to which the respective counterparty of such Group Company may terminate the agreement upon a (in)direct change of control relating to such Group Company. To the best knowledge of the Seller, no customer or supplier is likely to substantially reduce or terminate its business with any of the Group Companies.

ak.
Warranty 12.6: Assembléon Netherlands B.V. has installed the "Protect program" from Philips International B.V. on some of its computers and receives a monthly database update from Philips International B.V. This “service” is based on a non-exclusive license agreement with Philips International B.V. which provides for an annual fee of EUR 11,300. (see Document 12.6 (kk))

al.
Warranty 12.6: Assembléon has an agreement with Philips International B.V. which provides for access to Philips International B.V.'s tariffs for forwarding and transport against an annual fee of EUR 25,000. (see Document 12.6 (ll))

am.	Warranty 12.6: Assembléon Italy Srl is currently leasing office space from Philips in Italy pursuant to a framework agreement. (see Document 12.6 (mm))

an.	Warranty 12.6: NTS Group B.V. will become a Related Party pursuant to the conversion agreement between the Seller, Assembléon Netherlands B.V. and NTS Group B.V. dated 2 January 2014. The G

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roup Companies have entered into supply agreements with NTS Group B.V. (being the 2014 Framework Agreement, the 2006 Logistics Agreement and several purchase orders entered into in the ordinary course of business). The planned General Purchase Agreement as referred to in the 2014 Framework Agreement has not been finalised after signing of the Framework Agreement in 2014. The 2006 Logistics Agreement is therefore still the contract under which Assembléon Netherlands B.V. purchases products from NTS Group B.V. (see Folder 12.6 (nn))

ao.
Warranty 13.1.1: Assémbleon Netherlands B.V. is currently involved in a procedure before the Singapore International Arbitration Centre against Yamaha Motor Company Ltd and Yamaha Motor IM Europe GmbH. (see Folder 13.1.1(oo))

ap.	Warranty 13.1.1: Assémbleon Netherlands B.V. is currently involved in a legal procedure against Kunshan Huazhuo. (see Folder 13.1.1(pp))

aq.
Warranty 14.1: the absence of a valid sprinkler certificate has been disclosed to the respective insurance company and is, until so far, accepted by it. ASML has informed us, through Brabavast, that they are reluctant to make the investment since the building will be demolished after we will leave in October 2015 and that they consider Assémbleon responsible for the certification of the sprinkler based upon general conditions attached to the lease agreement. In parallel, Assémbleon received an invitation of a certification company, being able to perform an investigation in order to furnish the relevant sprinkler certification. The certification company has been asked to confirm that such investigation will give Assémbleon the required certificate, which confirmation has already been given orally. Assémbleon also expects to receive such confirmation in writing in due course. (see Document 14.1)

ar.
Warranty 15.4.3: Assembléon Netherlands B.V. currently has 4 employees that are dealing with long-time illness. One of these employees is expected to start working again on 1 January 2015. (see Document 15.4.3)

as.
Warranty 15.1: Due to US legislation, we are not allowed to disclose the age of the US-employees. The list of employees in respect of the US therefore does not include the date of birth of these employees.

at.
Warranty 15.2: Other than (i) the collectieve arbeidsovereenkomst Metalektro (the Netherlands) (ii) the convenio colectivo del sectore de Comercio del Metal (Spain), (iii) the IG Metall Kollektivvertrag (Germany) and (iv) the Contratto Collettivo Nazionale di Lavoro (CCNL) Metalmeccanici (Italy), there are no collective bargaining agreements applicable to the Group Companies.

au.
Warranty 15.3: all benefits policies, share incentive schemes, share option schemes, share profit schemes, bonus arrangements, or any other arrangements with respect to variable remuneration components in respect of the employees of the Group Companies, and any outstanding entitlements or conditional entitlements hereunder have been included in Folder 15.3.

av.	Warranty 15.5: As of March 2014, the Group is involved in a restructuring-process and has agreed to a social plan dated 11 March 2014. (see Document 5.4 (p))

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aw.
Warranty 15.6.1: We discovered that a service engineer has set-up his own business selling spare parts for SMT-equipment. We are currently checking whether this includes parts for Assembléon products. If that is the case, we may consider initiating legal proceedings. (see Document 15.6.1)

ax.
Warranty 15.6.1: One Dutch employee has announced to take legal steps after he was made redundant in Q2 2014. We have not received any further correspondence from him since he has made his announcement.

ay.	Warranty 16.2: the Pension Obligations that are applicable to the Group Companies have been included in Folder 16.2.

az.
Warranty 16.2: Assémbleon Korea Ltd and Assémbleon Deutschland GmbH have accrued for pension liabilities. The review and calculations in respect of these Pension Obligations in Korea and Germany are only being made yearly at year's end.

ba.	Warranty 17.1: see disclosure under (q) above (Warranty 5.4);

bb.	Warranty 17.2.1(A): see disclosure under (f) above (Warranty 4.6.2);

bc.	Warranty 17.2.3: see disclosure under (r) above (Warranty 5.4);

bd.	Warranty 17.3.2: Assémbleon Italy Srl has received a letter dated 31 October 2014 from the Italian Tax Authorities in relation to taxes. (see Folder 17.3.2)

be.
Warranty 17.3.3: Assémbleon Netherlands B.V. has received a letter dated 12 March 2014 from the Dutch Tax Authorities in connection with certain claimed deduction of acquisition costs (see Document 17.3.3)

bf.
Warranty 17.4.2: As a consequence of the VAT Fiscal Unity and the Corporate Income Tax Fiscal Unity that will remain in place until the termination thereof, the Group Companies will remain jointly and severally liable in respect of any value added Tax (VAT) and corporate income Tax that may be attributed to any (former) members of these respective fiscal unities up to the date of termination thereof.

- signature page to follow -

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Please confirm your acceptance of this Disclosure Letter by signing the enclosed copy and returning it to us.
Yours faithfully,

ASSEMBLÉON HOLDING B.V.
/s/ J.F.P. de Groot		/s/ T.A.P. Girardot
By:	Mr. J.F.P. de Groot	By:	Mr. T.A.P. Girardot
Title:	Director	Title:	Director
Date:	9 January 2015	Date:	9 January 2015
The Purchaser accepts the disclosures set out herein.
For and on behalf of:

KULICKE & SOFFA HOLDINGS B.V.
/s/ L.A. Wong		/s/ B.W. de Sonnaville
By:	Mr. L.A. Wong	By:	Mr. B.W. de Sonnaville
Title:	Director A	Title:	Director B
Date:	9 January 2015	Date:	9 January 2015

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DEFINITIONS SCHEDULE
"Accounting Policies" means the specific principles, bases and conventions, rules and practices consistently applied and used by the Group Companies in preparing, drawing up and presenting financial statements;
"Accounts Date" means 31 October 2014;
"Agreement" means this share purchase agreement, including all Schedules and Appendices, and as amended in accordance with its terms;
"Applicable Accounting and Reporting Rules" means (i) the prevailing International Accounting Standards (IAS) or International Financial Reporting Standards (IFRS), as the case may be,
"Breach" means a Warranty being untrue (onjuist) on the date on which the relevant Warranty is given;
"Business Day" means a day other than a Saturday, a Sunday or a public holiday on which banks in Amsterdam, the Netherlands, are open for normal banking business;
"Claim" means any claim by the Purchaser in respect of a Breach;
"Clause" means a clause of this Agreement;
"Company" has the meaning given in the recitals to this Agreement;
"Company Information Technology Systems" means all Information Technology Systems operated, owned, held or used by any of the Group Companies;
"Company Intellectual Property" means all Intellectual Property Rights owned, used or held by the Group Companies;
"Completion" means the completion of the sale and transfer of the Shares pursuant to Clause 9;
"Completion Date" has the meaning given in Clause 9.1;
"Damages" means damages (vermogensschade) within the meaning of Article 6:96 of the Dutch Civil Code, but excluding loss of profit (gederfde winst) or consequential damages (gevolgschade), it being understood that in calculating Damages, no multiplier shall be applied;
"Data Room" means the virtual data room prepared by the Seller and operated by SecureDocs, Inc. with project name Axel;
"Deed of Transfer" means the notarial deed of transfer of the Shares in the agreed form attached to this Agreement in Schedule 9.3 (Deed of Transfer) and to be executed on Completion;
"Disclosed Information" means the written information provided by the Seller to the Purchaser as part of the Due Diligence Investigation;
"Disclosure Letter" means the letter from the Seller to the Purchaser dated the date of this Agreement and attached to this Agreement in Schedule 12 (Disclosure Letter);

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"Due Diligence Investigation" has the meaning given in Clause 10.1.1;
"Encumbrance" means any mortgage, pledge, lien (retentierecht), retention of title (eigendomsvoorbehoud) (other than in the ordinary course of business), any other registered obligation (kwalitatieve verplichting), personal right of enjoyment or use or right to acquire, usufruct, attachment, easement (erfdienstbaarheid), right of way (recht van overpad), right of superficies (recht van opstal), right of first refusal or other restriction on transfer, any restriction on voting or any other third party right or security interest of any kind, or any agreement to create any of the foregoing;
"Environment" means any air, water (including surface water and ground water) and land (including surface land and sub-surface land), living organisms, ecosystems and substances or goods used in or part of Property;
"Environmental Law" means any Law that relates to the Environment, the protection of human health, the condition of the working place or dangerous substances;
"Environmental License" means any license, permit, consent or other authorisation or exception required under Environmental Laws for the operation of the business of the Group Companies as conducted at the date of this Agreement or in relation to any Property;
"Escrow Account" means the bank account in the name of ABN AMRO ESCROW & SETTLEMENT as set out in the Escrow Agreement;
"Escrow Agent" means ABN AMRO Bank N.V. (trading as ABN AMRO Escrow & Settlement);
"Escrow Agreement" means the escrow agreement by and among the Seller, the Purchaser and the Escrow Agent in the form attached to this Agreement as Schedule 3.3 (Escrow Agreement) to be executed on or prior to Completion;
"Escrow Amount" has the meaning given in Clause 3.3.1;
"Escrow Amount Due Date" has the meaning given in Clause 3.3.1;
"Escrow Claim" has the meaning given in Clause 3.3.2;
"Escrow Claim Amount" has the meaning given in Clause 3.3.2;
"Escrow Release Amount" has the meaning given in Clause 3.3.1;
"Fairly Disclosed" means that any matter appearing in this Agreement or in the Disclosure Letter shall be fairly disclosed when it is sufficiently clear for a professional advisor of a purchaser acting reasonably from the face of the relevant document;
"Financial Statements 2013" means the audited consolidated financial statements of the Company and the Subsidiaries, including all notes, documents and statements thereto, for the period ending on 31 December 2013, attached to this Agreement in Appendix F.1 (Financial Statements 2013) to Schedule 11 (Warranties);
Financial Statements 2014" means the unaudited financial statements of the Company and the Subsidiaries for the period ending on the Accounts Date, including, in respect of Taxes, estimated provisions for (deferred) Taxes payable in 2014, as agreed between the Seller and the Purchaser and attached to this Agreement in Appendix F.2 (Financial Statements 2014) to Schedule 11 (Warranties);

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"Group" or "Group Companies" means the Company and all Subsidiaries;
"Independent Expert" has the meaning given in Clause 4.2.4;
"Information Technology Systems" means all systems, networks, hardware, computers, software, (including source code and object code), firmware, middleware, routers, hubs, servers, databases, websites and all other information technology and information technology equipment and all documentation associated with any of the foregoing;
"Insolvency Proceedings" means any form of insolvency, bankruptcy, suspension of payments, dissolution, agreement with creditors or any other form of loss of free management or forced disposal or liquidation of property in any jurisdiction;
"Intellectual Property Rights" means all intellectual property and all rights related thereto, whether registered or unregistered, domestic of foreign, including without limitation; all patents, trademarks, service marks, trade names, business names, corporate names, logos, slogans, trade dress, domain names, alpha numeric telephone numbers, works (whether published or unpublished), writings, content, designs, graphics, databases, files, software (including source code and object code), semiconductor topographies, documentation, inventions, discoveries, developments, concepts, drafts, recipes, formulas, processes, technologies, methods, systems, know-how, confidential information, proprietary information, trade secrets, all other proprietary rights,, all applications, divisions, continuations, continuations in part, extensions, reissues and renewals for or of any of the foregoing and the right to file such applications, divisions, continuations, continuations in part, extensions, reissues and renewals, all goodwill associated with any of the foregoing and all other rights relating to any of the foregoing (including without limitation patent rights, copyrights, database rights, trademark rights, trade name rights, neighboring rights, design rights and topography rights);
"Intercompany Loan I" means the loan of the Seller to the Company;
"Intercompany Loan II" means the loan of the Seller to Assembléon Netherlands B.V.;
"Intercompany Loan I Repayment Amount" has the meaning given in Clause 7.1.1(A)
"Intercompany Loan II Repayment Amount" has the meaning given in Clause 7.1.1(B);
"Intercompany Loans Repayment Amount" has the meaning given in Clause 7.1.1(B);
"Labor Costs" means any payment obligation in cash or in kind to any employee, former employee or third party in respect of the employment or termination of employment of any employee or former employee;
"Law" means any law, regulation, directive, covenant, guideline, standard, circular or general policy rule of any international or national governmental, regulatory or self-regulatory body in any jurisdiction;
"Leakage Claim" means any breach of the warranties set out in Clause 4.1;

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"Long Stop Date" has the meaning given in Clause 5.3;
"Material Adverse Effect" means any effect, event, occurrence, circumstance or change that is materially adverse to the business, assets, condition (financial or otherwise), results or operations of any of the Group Companies, taken as a whole and whereby ‘material adverse’ shall be interpreted as a serious threat to the continuity of the business conducted by the Group Companies, provided, however, that any of the following shall not constitute a "Material Adverse Effect": (i) any changes in applicable laws or regulations or interpretations thereof after the date of this Agreement, (ii) any effect, event, occurrence, circumstance or change that is affecting economies in general and the industry in which the Group Companies are active, or (iii) any effect, event, occurrence, circumstance or change that is caused by, or arises because of omissions by the Purchaser, or any other member of Purchaser's Group;
"Material Agreements" has the meaning given in Clause 12.1 of Schedule 11 (Warranties);
"Nominee" has the meaning given in Clause 4.2.4(A);
"Notary" means civil law notary (notaris) Mr. Martin van Olffen or his substitute;
"Notary's Bank Account" means the bank account number NL10 ABNA 0243 1886 92 with BIC ABNANL2A in the name of 'De Brauw Blackstone Westbroek N.V. Kwaliteitsrekening';
"Notary Letter" has the meaning given in Clause 3.4;
"Party" has the meaning given in the preamble of this Agreement;
"Pension Obligations" has the meaning given in Clause 16.1 of Schedule 11 (Warranties);
"Permitted Leakage" has the meaning given in Clause 4.3;
"Philips Tax Indemnity" means the indemnity side letter from Koninklijke Philips N.V. to the Purchaser and the Group Companies to be entered into on or about the date of this Agreement;
"Property" means any leased, owned or other immovable property anywhere in the world of the Group Companies;
"Purchase Price" has the meaning given in Clause 3.1;
"Purchaser" has the meaning given in the opening of this Agreement;
"Purchaser's Group" means the Purchaser and its subsidiaries and every direct or indirect holding company of the Purchaser and all other subsidiaries of any such holding company from time to time (including, as of the Completion, the Group Companies);
"Registered" means issued by, registered with, renewed by or the subject of a pending application before any domestic or foreign statutory or governmental authority or internet domain name registrar;
"Related Party" means with respect to any person, any of its direct and indirect shareholders, group companies, executive or non-executive directors, senior employees, advisers, agents and consultants, at any time;

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"Seller" has the meaning given in the opening of this Agreement;
"Seller Security Rights" has the meaning given in Clause 7.2;
"Seller's Group" means the Seller and the Seller's Shareholders and their respective subsidiaries and participations and every direct or indirect holding company of the Seller and all other subsidiaries of any such holding company from time to time, except the Group Companies after Completion;
"Shares" has the meaning given in the recitals to this Agreement;
"Specific Indemnities" has the meaning given in Clause 14.1;
"Subsidiary" means any entity directly or indirectly controlled by the Company, including the Subsidiaries listed in Appendix A to Schedule 11 (Subsidiaries);
"Senior Employees" each managing director and every employee who is entitled to an annual salary, excluding benefits, in the upper ten percent of salaries paid by the Group Companies, and each a Senior Employee;
"Subsidiary Shares" means the shares owned by the relevant Group Companies in each of the Subsidiaries listed in Appendix A to Schedule 11 (Subsidiaries);
"Tax" or "Taxation" means all forms of local and national taxes, duties, levies, social security contributions or other imposts or withholdings imposed by or payable to any Tax Authority whether direct or indirect, chargeable or attributable directly or primarily to any of the Group Companies or to any other person and irrespective of any such taxes, duties, levies, social security contributions or other imposts or withholdings being recoverable from any other person and including penalties, additions, interest, costs and expenses and any payment obligation by way of reimbursement, recharge, indemnity or damages relating to such taxes, duties, levies, social security contributions or other imposts or withholdings;
"Tax Authority" means any statutory or governmental authority in or outside the Netherlands having the authority to impose or collect Tax;
"Tax Claim" means any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority resulting in a Tax Liability of any of the Group Companies;
"Tax Facility" means any facility under any applicable Tax Laws, including any facility based on case law, as a result of which facility a deferral, exemption or other relief from a Tax Liability is or becomes available in respect of any event or transaction that would have given or might give rise to a Tax Liability for any of the Group Companies, but for the availability of such facility;
"Tax Indemnity" means the Tax indemnities included in Schedule 1 (Tax Matters);
"Tax Liability" means any liability, whether actual, deferred, contingent or disputed for or on account of Tax, irrespective of the availability of any Tax Relief;
"Tax Loss Carry Forwards" means the amount of losses computed in accordance with the applicable Tax laws and regulations, which are available to compensate, set off or otherwise reduce any Tax;

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"Tax Relief" includes any allowance, credit, deduction, exemption or set-off (including for the avoidance of doubt Tax Loss Carry Forwards) in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and any reference to the use or set off of Tax Relief shall be construed accordingly and shall include use or set off in part and any reference to the loss or diminution of a Tax Relief shall include the absence, non-existence or cancellation of any such Tax Relief, or to such Tax Relief being available only in a reduced amount;
"Third Party Claim" has the meaning given in Clause 13.2.1;
"Transfer and Settlement Agreement" has the meaning given in Clause 8.1;and
"Warranties" means the warranties given by the Seller set out in Schedule 11 (Warranties).